Exhibit 10.1

AMENDED AND RESTATED REVOLVING LINE OF CREDIT LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED REVOLVING LINE OF CREDIT LOAN AND SECURITY AGREEMENT (“Agreement”) is made as of June 30, 2005, by and among (a) ESSEX CORPORATION (“Essex”), a Virginia corporation, (b) COMPUTER SCIENCE INNOVATIONS, INC., a Florida corporation, (“CSI”) (c) The Windermere Group, LLC, Windermere Information Technology Systems, LLC, and Windermere HDS, LLC (collectively, the “Original Borrowers”) (Essex, CSI and the Original Borrowers being hereinafter called collectively, the “Borrowers”), and (c) Bank of America, N.A., a national banking association (the “Lender”).

RECITALS

A. Pursuant to a Revolving Line of Credit Loan Agreement, Overline Loan Agreement and Security Agreement dated as of July 22, 2002 by and among the Original Borrowers and the Lender (the “Original Loan Agreement”), the Lender agreed to make available to the Original Borrowers a revolving loan facility in the original maximum principal amount of $8,000,000 at any one time outstanding (as increased or decreased, the “Revolving Loan”) and an overline facility in the original maximum amount of $2,000,000 (the “Overline Facility”).

B. Pursuant to a First Amendment to Revolving Line of Credit Loan Agreement, Overline Loan Agreement and Security Agreement dated as of November 15, 2004, the parties agreed, among other things, to extend the Overline Facility. Pursuant to a Second Amendment to Revolving Line of Credit Loan Agreement, Overline Loan Agreement and Security Agreement dated as of December 22, 2004, the parties agreed, among other things, (a) to increase the maximum principal amount of the Revolving Loan to $10,000,000, and (b) to eliminate the Overline Facility. Pursuant to a Third Amendment to Revolving Line of Credit Loan Agreement, Overline Loan Agreement and Security Agreement, the parties agreed, among other things, to amend certain covenants in the Original Loan Agreement. Pursuant to a Fourth Amendment to Revolving Line of Credit Loan Agreement, Overline Loan Agreement and Security Agreement dated as of February 28, 2005, the parties agreed, among other things, (a) to waive a certain violation of a financial covenant, (b) to extend the maturity of the Revolving Loan, and (c) to amend certain other terms and conditions of the Loan Agreement. Pursuant to a Fifth Amendment to Revolving Line of Credit Loan Agreement, Overline Loan Agreement and Security Agreement, the parties agreed, among other things, to extend the Revolving Loan.

C. Essex and the Original Borrowers have now requested (a) that the Lender permit Essex and CSI to become Borrowers, jointly and severally liable with the Original Borrowers, (b) that the Lender agree to increase the maximum principal amount of the Revolving Loan to $20,000,000, (c) that the Lender agree to make available to the Borrowers an uncommitted guidance line facility pursuant to which the Lender may from time to time make guidance line advances (to increase the Revolving Loan) in an aggregate principal amount not to exceed $20,000,000, and (d) that the Lender agree to amend certain terms and conditions of the Original Loan Agreement. In furtherance thereof, the Lender and the Borrowers have agreed to amend and restate the Original Loan Agreement, as hereinafter set forth.

Accordingly, the Original Loan Agreement is hereby amended and restated in its entirety as follows:

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Lender hereby agree as follows:

ARTICLE 1. DEFINITIONS.

1.1 Recitals and Defined Terms. The Recitals set forth above are hereby incorporated herein by reference. Capitalized terms not otherwise defined herein, when used in this Agreement, shall have the following meanings, unless the context otherwise requires:

“Account” means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provide or to be provided, or (iv) for use or hire of a vessel under a charter or other contract.

“Advance” means an advance of funds under the Revolving Loan.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of common stock, by contract, or otherwise.

“Agreement” means this Amended and Restated Revolving Line of Credit Loan and Security Agreement, as amended, modified or restated from time to time.

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“Allowed Amount” shall mean (a) so long as the Borrowers’ consolidated ratio of Total Funded Debt to EBITDA remains below 2.0 to 1.0, the amount of the Maximum Revolving Credit Commitment, and (b) from and after any date upon which the Borrowers’ consolidated ratio of Total Funded Debt to EBITDA is equal to or above 2.0 to 1.0, the lesser of (i) the Maximum Revolving Credit Commitment, or (ii) the then-current Borrowing Base.

“Applicable Margin” shall mean the margin added to the Libor Rate to obtain the interest rate for the outstanding Advances as set forth in the Table attached hereto as Attachment I. The Applicable Margin during any calendar quarter shall be set based upon the Borrowers’ consolidated ratio of Total Funded Debt to EBITDA as of the last day of the immediately prior calendar quarter. The Applicable Margin shall be determined and adjusted quarterly on the first day of the first month after the date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of this Agreement. The Applicable Margin as of the date hereof is 125 basis points.

“Assignment” means a direct assignment of Payments under Government Contracts, pursuant to and in compliance with the Assignment of Claims Act.

“Assignment of Claims Act” means Title 31, United States Code ' 3727, and Title 41, United States Code ' 15, as revised or amended, and any rules or regulations issued pursuant thereto, and also shall be deemed to include any other laws, rules or regulations governing the assignment of payments under Government Contracts or claims against a Government.

“AutoBorrow Service Agreement” means an AutoBorrow Service Agreement in effect from time to time between the Borrowers and the Lender.

“Billed” means that a Borrower has submitted an invoice to a Customer requesting payment for goods or services provided by such Borrower.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” means, collectively, Essex, CSI, The Windermere Group, LLC, Windermere Information Technology Systems, LLC, and Windermere HDS, LLC.

“Borrowing Base” means the sum of:

1. Ninety percent (90%) of the Borrowers’ Eligible Government Accounts, plus

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2. Eighty percent (80%) of Borrowers’ Eligible Commercial Accounts; plus

3. Fifty Percent (50%) of Borrowers’ Unbilled Eligible Accounts; provided however, that total outstanding Advances on Unbilled Eligible Accounts shall not at any time exceed the sum of Three Million and 00/100 Dollars ($3,000,000.00).

After calculating the portion of the Borrowing Base comprised of Eligible Government Accounts, Eligible Commercial Accounts and Unbilled Eligible Accounts, Lender may, after providing thirty (30) days advance written notice to Borrowers, deduct from such portion of the Borrowing Base such reserves as Lender may establish from time to time in its reasonable credit judgment, including without limitation, reserves for dilution, rent at leased locations subject to statutory or contractual landlord’s liens, inventory shrinkage, customs charges, warehousemen’s or bailees’ charges, and the amount of estimated maximum exposure, as determined by Lender from time to time, under any interest rate contracts which any Borrower enters into with Lender (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

In addition, Lender may require modifications to the percentage rates of advance set forth above, based on the results of any field examination or audit of Borrowers, as determined in Lender’s sole and absolute discretion.

In the absence of manifest error, Lender’s determination of the amount of the Borrowing Base shall be conclusive.

“Borrowing Base Certificate” means a certificate substantially in the form of Schedule 1.1(A) attached hereto and made a part hereof (or such subsequent form as the Lender shall require).

“Borrowing Date” means the date on which an Advance is made.

“Business Day” means any day that is not a Saturday, Sunday or banking holiday in the Commonwealth of Virginia.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Cash Collateral Account” means an account to be established by Lender in Borrowers’ name, with the Lender, for the purpose of receiving Payments, which shall constitute part of the Collateral unless and until disbursed to the Borrowers or applied for the Borrowers’ account in accordance with this Agreement.

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“Cash Flow” is defined, for any period, as the remainder of (a) EBITDA for such period, (b) minus dividends, withdrawals, and other distributions during such period.

“Chattel Paper” shall have the meaning given to such term in the UCC.

“Closing Date” means the date on which all conditions to closing as set forth in the Agreement have been met.

“Code” means the Internal Revenue Code of the United States, as amended.

“Collateral” means all of the present and future assets of any or all of the Borrowers, other than Patents, whether now owned or hereafter acquired by any or all of the Borrowers, including, without limitation:

1.	Accounts
2.	Chattel Paper
3.	Commodity Accounts
4.	Commodity Contracts
5.	Deposit Accounts
6.	Documents
7.	Equipment
8.	Farm Products
9.	Fixtures
10.	General Intangibles other than Patents
11.	Goods
12.	Instruments
13.	Inventory
14.	Investment Property
15.	Intellectual Property other than Patents
16.	Letter of Credit Rights
17.	Money
18.	Payment Intangibles
19.	Promissory Notes
20.	Software, other than Patents therein
21.	all books and records and computer hardware, software and systems, other than Patents therein;
22.	all policies of insurance and the proceeds thereof;
23.	all additions and accessions to and replacements of the collateral described above; and
24.	all products and proceeds of all of the collateral described above.

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“Commercial Accounts” means all Accounts due from Customers other than the Government.

“Commodity Accounts” shall have the meaning given to such term in the UCC.

“Commodity Contracts” shall have the meaning given to such term in the UCC.

“Compliance Certificate” means a certificate substantially in the form of Schedule 1.1(B) attached hereto and made a part hereof

“Contra Account” means an Account due from a Customer to which a Borrower owes money.

“Credit Facilities” shall mean the Revolving Loan and the Guidance Line Facility, and any other credit facilities established subsequently hereto.

“Customer” means any governmental entity (federal, state, county, municipal or otherwise) or business entity (corporation, association, partnership, limited liability company or partnership, sole proprietorship or otherwise) or individual to which any Borrower provides goods or services for compensation; however, certain individual agencies of the United States Government and certain branches of certain major corporations, as determined by the Lender in its sole discretion, shall be treated as Customers in their own right, separate and distinct from other such agencies or branches and from the United States Government or the corporation of which they are a part.

“Debt” means:

1.	indebtedness or liability for borrowed money, or for the deferred purchase price of property or services;

2.	obligations as a lessee under a Capital Lease;

3.	obligations to reimburse the issuer of letters of credit or acceptances;

4.	all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; and

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5.	obligations secured by any lien or Encumbrance on property owned by any Borrower.

For purposes of clarity, the term “Debt” excludes any current “earn out” payments due in connection with Essex’s acquisition of the Original Borrowers

“Default” means an occurrence which, with the passage of time or the giving of notice or both, shall would constitute an Event of Default.

“Default Collateral Account” has the meaning set forth in Section 9.2(k).

“Default Rate” shall mean a floating and fluctuating per annum rate of interest calculated by adding the sum of three and one half percent (3.5%) to the rate of interest then in effect.

“Deposit Accounts” shall have the meaning given to such term in the UCC.

“Documents” shall have the meaning given to such term in the UCC.

“EBITDA” means (a) net income, after income taxes, (b) less income or plus loss from discontinued operations and extraordinary items (c) plus interest expense on all obligations, (d) plus taxes, (e) plus depreciation, and (f) plus amortization, as calculated at the end of each reporting period for which Lender requires financial statements from Borrowers, using the results of the twelve-month period ending with that reporting period.

“Eligible” means, when used to describe an Account, that the Account conforms to the following criteria:

1. the Account has been Billed;

2. in the case of a Commercial Account or Government Account, less than ninety-one (91) days have passed from the original billing date;

3. in the case of a non-classified Government Account, the applicable Borrower has (upon demand by the Lender) made an Assignment of all Payments due or to become due under the Government Contract giving rise to the Account (provided, however, that the Borrowers acknowledge and agree that, at its sole option, the Lender may exclude from this requirement, contracts of less than $500,000 in remaining value or contracts of less than six months in

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remaining duration and that such exclusion, if granted, will not release the Borrowers from the requirement to provide such assignments at such time in the future, as the Lender desires);

4. the Account arose from a bona fide sale of goods or services to a Customer; the goods or services have been delivered or provided to the Customer, and the applicable Borrower possesses receipts from the Customer acknowledging delivery of the goods, or the applicable Borrower has confirmed from the Customer the performance of the services; and Customer has not returned or rejected the goods or services;

5. the Account is based upon an enforceable written order or contract for goods or services;

6. the applicable Borrower’s title to the Account is absolute and is not subject to any prior assignment, claim, escrow agreement, lien or security interest, and such Borrower otherwise has the full and unqualified right and power to assign and grant a security interest in the Account to the Lender;

7. the amount shown on the books of Borrowers and on any invoice, certificate, schedule or statement delivered to the Lender regarding the amount due on the Account is due and owing to Borrowers;

8. the Account is not subject to any claim of reduction, counterclaim, set-off, recoupment or other defense in law or equity, or any claim for credits, allowances or adjustments by the Customer because of returned, inferior or damaged goods, unsatisfactory services or for any other reason;

9. the Customer has not notified a Borrower of any dispute concerning any of the goods or services giving rise to the Account, nor made claim that the goods or services fail to conform to the requirements of the Customer’s order or contract, nor notified a Borrower to cure any default under the Customer’s order or contract;

10. except for classified Government Contracts, the Account does not arise out of a Customer’s contract or order that by its terms forbids or makes void or unenforceable the applicable Borrower’s assignment of the Account to the Lender;

11. the applicable Borrower has not received any note, trade acceptance draft or other instrument tendered in payment of the Account;

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12. No Borrower has received any notice of the death of the Customer or any partner in a Customer that is a partnership; nor has any Borrower received any notice of dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Customer;

13. to the best of the Borrowers’ knowledge, the Customer is not incorporated in any jurisdiction outside the United States and is not conducting its business primarily outside the United States;

14. No Borrower is indebted in any manner to the Customer;

15. no bond has been issued or is contemplated with respect to the goods or services furnished by a Borrower or with respect to the project or contract for which those goods or services were furnished; and

16. the Account is not an Ineligible Account.

In the event of any dispute, under the foregoing criteria, as to whether an Account is, or has ceased to be, an Eligible Account, the Lender’s decision shall control.

“Encumbrance” means any mortgage, pledge, deed of trust, assignment, security interest, hypothecation, lien or charge of any kind (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Enforcement Costs” shall mean all reasonable expenses, charges, recordation or other taxes, costs and fees (including reasonable attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Lender in connection with (a) the collection or enforcement of this Agreement or any of the other Financing Documents, (b) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of the Collateral, and (c) the exercise by the Lender of any rights or remedies available to it under the provisions of this Agreement, or any of the other Financing Documents.

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“Environmental Laws” mean all laws relating to Hazardous Wastes, Toxic Substances or materials that might be emitted, released or discharged into the environment or other laws or regulations protecting the environment.

“Equipment” shall mean all of each Borrower’s equipment, as such term is defined by the Uniform Commercial Code, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, and all replacements thereof and substitutions therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with a Borrower or any of its subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes a Borrower or any of its subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Event of Default” means any one of the events specified as an Event of Default under Section 9.1 of this Agreement.

“Fixed Charge Coverage Ratio” means the Borrowers’ consolidated ratio of Cash Flow to Fixed Charges.

“Fixed Charges” means the sum of the current portion of long-term debt, plus the current portion of Capital Lease obligations, plus interest expense on all obligations, plus any preferred stock dividend payments.

“Fixtures” shall have the meaning given to such term in the UCC.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Intangibles” shall mean all of each Borrower’s general intangibles, as such meaning is defined by the Uniform Commercial Code, together with all of each Borrower’s trademarks, applications for trademarks, service marks, trade names and copyrights, whether registered or unregistered, together with all goodwill of the business of each Borrower relating thereto, any and all reissues, extensions, divisions or continuations thereof, all royalties, fees and other payments made or to be made to each

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Borrower with respect thereto, and all rights, interests, claims and demands that any Borrower has or may have in existing and future profits and damages for past and future infringements thereof.

“Goods” shall have the meaning given to such term in the UCC.

“Governance Documents” means each Borrower’s Articles or Certificate of Incorporation and Bylaws if such Borrower is a corporation, or such Borrower’s Articles or Certificate of Organization and Operating Agreement if such Borrower is a limited liability company, or such other documents or agreements affecting a Borrower’s corporate or organizational governance.

“Government” means the government of the United States of America or the departments or agencies of the United States, but does not include the government of any state or the District of Columbia or any departments or agencies of any state or of the District of Columbia.

“Government Accounts” means all Accounts arising out of any Government Contract.

“Government Contracts” means all contracts of any Borrower with a Government or all subcontracts of any Borrower with Customers in which the prime contract is between such Customers and a Government, including all renewals, extensions, modifications, change orders and amendments thereof and thereto.

“Guidance Line Advance” shall have the meaning set forth in Section 2.2 hereof.

“Guidance Line Facility” shall mean the uncommitted credit facility established pursuant to Section 2.2 hereof, in the amount of not more than Twenty Million Dollars ($20,000,000).

“Hazardous Wastes” mean all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ' ' 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ' ' 6901 et seq., or applicable state law and any other applicable federal, state or local laws and their regulations now in force or hereafter enacted relating to hazardous wastes.

“Hedge Agreement” means any agreement between any Borrower and the Lender or any affiliate of the Lender now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any similar transaction or any combination of, or option with respect to, these or similar

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transactions, for the purpose of hedging the Borrowers’ exposure to fluctuations in interest or exchange rates, loan, credit, exchange, security or currency valuations or commodity prices.

“Ineligible Accounts” shall include the following Accounts:

1. Accounts that do not conform with the criteria set forth for Eligible Accounts;

2. An Account owing by any Customer for which the Lender has deemed fifty percent (50%) or more of the Customer’s other Accounts to be non-Eligible; however, for purposes of this category of Ineligible Accounts, each Government Contract shall be treated as an individual Customer;

3. The last payment, other than the last payment due in the ordinary course of business, due on a Government Account, unless such Government Account arises from a Government Contract which is a fixed price contract (as defined in the Federal Acquisition Regulations) which does not include any provision for progress payments, incentive arrangements or price redetermination;

4. Contra Accounts;

5. Accounts receivable from Affiliates or subsidiaries of Borrowers;

6. Accounts for which a Borrower has not submitted an invoice to a Customer requesting payment for goods or services provided by such Borrower, including without limitation, progress payments, retainages, milestones, and final payments; or

7. Any Account deemed by the Lender, in the exercise of its sole and absolute discretion, to be an Ineligible Account because of uncertainty as to the creditworthiness of the Customer or because the Lender otherwise considers the collateral value thereof to the Lender to be impaired or its ability to realize such value to be insecure.

“Intellectual Property” shall mean any U.S. or foreign patents, patent applications, all licenses, trade names, trademarks, copyrights, inventions, service marks, trademark registrations, service mark registrations and copyright registrations, whether domestic or foreign and applications for any of the foregoing, and all proprietary technology, know-how, trade secrets or other intellectual property rights owned or used by any Borrower or any subsidiary in the operation of their respective businesses.

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“Instruments” shall have the meaning given to such term in the UCC.

“Interest Payment Date” shall have the meaning set forth in Section 2.1(f).

“Interest Rate Change Date” shall mean the first day of each one-month period; provided, however, that if any such day is not a Business Day, at Lender’s option, the Interest Rate Change Date shall be the next succeeding Business Day.

“Inventory” shall mean all of each Borrower’s now owned and hereafter acquired inventory as such term is defined by the Uniform Commercial Code, wherever located and however constituted, including, without limitation, raw materials, work and goods in process, finished goods, goods or inventory returned or repossessed or stopped in transit, supplies, packaging, shipping and other materials, all other goods, merchandise and personal property used or consumed in the business of each Borrower, and all documents and documents of title relating to any of the foregoing.

“Investment Property” shall have the meaning given to such term in the UCC.

“Item” means any “item” as defined in Section 4-104 of the Uniform Commercial Code, to include, without exclusion or limitation, checks, drafts, money orders or other media by which Payment may be made.

“Lender” means Bank of America, N.A. and its successors and assigns.

“Letter of Credit” shall mean any letter of credit issued by the Lender for the account of any Borrower under the Revolving Loan.

“Letter of Credit Account” shall have the meaning set forth in Section 2.1(m) of this Agreement.

“Letter of Credit Agreement” means an Application and Agreement for Letter of Credit as such form may be revised by the Lender in its discretion at any time and from time to time hereafter.

“Letter of Credit Exposure” means at any time the sum of (a) the undrawn amount of all Letters of Credit outstanding at such time, and (b) all Letter of Credit Obligations outstanding at such time.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.1(l) of this Agreement.

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“Letter of Credit Obligations” means, collectively, (a) the amount of each draft drawn under or purporting to be drawn under a Letter of Credit, (b) the amount of any and all charges, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which the Lender may charge, pay or incur for drawings under a Letter of Credit, transfers of a Letter of Credit, amendments to and extensions of a Letter of Credit and for the prosecution or defense of any action arising out of or in connection with any Letter of Credit, including, without limitation, any action to enjoin full or partial payment of any draft drawn under or purporting to be drawn under any Letter of Credit, including, but not limited to, Letter of Credit Fees, (c) interest on all amounts payable under (a) and (b) above from the date due until paid in full at a per annum rate of interest equal at all times to the Default Rate.

“Letter of Credit Rights” shall have the meaning given to such term in the UCC.

“Libor-Based Rate” shall mean a per annum rate of interest equal at all times to the sum of the LIBOR Rate plus the Applicable Margin. The Libor-Based Rate shall change immediately and contemporaneously with each change in the LIBOR Rate.

“LIBOR Rate” means, at any time, the rate of interest equal to the rate per annum (rounded upwards to the nearest 1/100 of one percent) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) as determined for each Interest Rate Change Date at approximately 11:00 a.m. London time two (2) Business Days prior to the Interest Rate Change Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Lender’s sole discretion for Reserve Requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender.

“Loan Documents” mean this Agreement, the Revolving Note, or any other document executed by the Borrowers or any other Person evidencing, securing, guaranteeing or relating to the Revolving Loan, as such documents or instruments may be amended, modified or extended from time to time.

“Maximum Revolving Commitment Amount” means Twenty Million and 00/100 Dollars ($20,000,000.00), as the same may from time to time be increased in accordance with the provisions of Section 2.2 hereof.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

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“Multiple Employer Plan” means a Plan which any Borrower or any of its subsidiaries or any ERISA Affiliate and at least one employer other than a Borrower or any of its subsidiaries or any ERISA Affiliate are contributing sponsors.

“Obligations” shall mean all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of any or all of the Borrowers to the Lender both now existing and hereafter arising under, as a result of, on account of, or in connection with, this Agreement and any and all amendments, restatements, supplements and modifications hereof made at any time and from time to time hereafter, any and all extensions, renewals or replacements thereof, amendments thereto and restatements or modifications thereof made at any time or from time to time hereafter, the Letter of Credit Agreements, or the other Financing Documents, including, without limitation, future advances, principal, interest, indemnities, fees, late charges, Letter of Credit Exposure, enforcement costs and other costs and expenses whether direct, contingent, joint, several, matured or unmatured, and the indebtedness owed under any swap contract or any document, instrument or agreement between any or all of the Borrowers and the Lender, now existing or entered into the future, relating to a Hedge Agreement.

“Operating Account” means a demand deposit account to be established by the Borrowers with the Lender for the Borrowers’ use in connection with its business operations and with the Revolving Loan.

“Original Borrowers” has the meaning set forth in the Preamble hereto.

“Original Loan Agreement” has the meaning set forth in the Recitals hereto.

“Patent” means any U.S. or foreign patents, patent applications, patents pending, and all reissues, divisions, reexaminations, renewals, extensions, provisionals and continuations thereof, including invention disclosures.

“Payment” or “Payments” means any check, draft, cash or any other remittance or credit in payment or on account of any or all of the Accounts.

“Payment Intangibles” shall have the meaning given to such term in the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Acquisition” means the acquisition or purchase of, or investment in, any Person, any operating division or unit of any Person, or the capital stock or operational assets of any Person or the combination with any Person by any Borrower or any Subsidiary (each individually, a “Subject Transaction”) regardless of the

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structure of the Subject Transaction, provided that such Subject Transaction is either (i) less than $5,000,000 per transaction or (ii) part of an aggregate of such transactions totalling $7,500,000 or less in any twelve (12) month period, unless such is approved by the Lender in writing prior to consummation.

“Person” means any individual, partnership, association, trust, corporation, limited liability company or partnership, or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which a Borrower or any of its subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Prime Based Rate” shall mean a floating and fluctuating per annum rate of interest equal at all times to the Prime Rate.

“Prime Rate” shall mean the floating and fluctuating per annum rate of interest of the Lender at any time and from time to time established and publicly declared by the Lender in its sole and absolute discretion as its prime rate, and does not necessarily represent the lowest rate of interest charged by the Lender to borrowers.

“Promissory Notes” shall have the meaning given to such term in the UCC.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Reserve Requirements” means the maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, emergency or other reserves) are required to be maintained under Regulation D of the Federal Reserve Board or otherwise by any statute or regulation applicable to the class of commercial banks which includes the Lender.

“Revolving Loan” means the Revolving Loan facility made available by Lender to the Borrowers pursuant to this Agreement in the maximum principal amount equal to the Maximum Revolving Commitment, evidenced by the Revolving Note, as such Revolving Note may be amended or modified from time to time.

“Revolving Loan Ending Date” means June 30, 2008.

“Revolving Note” means the Borrowers’ Amended and Restated Revolving Credit Note of even date, in the amount of Forty Million and 00/100 Dollars

ESSEX – Amended and Restated Credit Agreement	16

($40,000,000.00), payable to the order of the Lender, and evidencing Borrowers’ obligation to repay the Revolving Loan, as such Revolving Note may be amended from time to time.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Software” shall have the meaning given to such term in the UCC.

“Subordinated Liabilities” means liabilities or obligations of any Borrower to any person or entity other than Lender which have been subordinated to Borrowers’ obligations or liabilities to Lender by written agreement executed by such person or entity, Borrowers and Lender, or which have otherwise been subordinated in a manner acceptable by Lender as determined by Lender in its sole and absolute discretion.

“Subsidiary” means an entity of which any Borrower directly or indirectly owns or controls securities or other ownership interests representing more than 50% of the ordinary voting power thereof.

“Termination Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal of a Borrower or any of its subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of a Borrower or any of its subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

“Total Funded Debt” shall mean all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, Capital Leases and subordinated debt, excluding for purposes of clarity any current “earn out” payments due in connection with Essex’s acquisition of the Original Borrowers (the “Windermere Earn-Out Payments”).

“Toxic Substances” mean any materials which have been shown to have significant adverse effects on human health or which are subject to regulation under the Toxic Substances Control Act, 15 U.S.C. ' ' 2601 et seq., applicable state law, or any other applicable federal, state or local laws now in force or hereafter enacted relating to toxic substances. “Toxic Substances” includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs), petroleum products, and lead-based paints.

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“UCC” means the Uniform Commercial Code in the state(s) as set forth Section 1.4 of this Agreement.

“Unbilled Eligible Accounts” means Government Accounts or Commercial Accounts which meet all of the criteria for being Eligible Accounts except (A) those set forth in clauses 1 and 2 of the definition of “Eligible”, and (B) those which are not Ineligible Accounts, disregarding clause 6 of the definition of “Ineligible Accounts.”

“Unused Commitment Fee” shall mean the fee paid by the Borrowers to the Lender pursuant to Section 2.1(h)

“Unused Commitment Fee Percentage” shall mean the percentage upon which the Unused Commitment Fee shall be calculated, as determined in accordance with Attachment I hereto. The Unused Commitment Fee Percentage earned during any calendar quarter shall be determined based upon the Borrowers’ consolidated ratio of Total Funded Debt to EBITDA as of the last day of the immediately prior calendar quarter. The Unused Commitment Fee Percentage shall be determined and adjusted quarterly on the first day of the first month after the date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of this Agreement. As of the date hereof the Unused Commitment Fee Percentage is 20 basis points.

1.2 Accounting Terms. Accounting terms used in this Agreement but not defined in this Agreement shall have the meanings given to them in accordance with GAAP in effect on the date of this Agreement. Except as otherwise provided in this Agreement, all financial computations made pursuant to this Agreement and all financial reports provided to the Lender shall be made in accordance with GAAP, consistently applied. Except as otherwise provided in this Agreement, whenever this Agreement refers to a balance sheet, financial statement or the information contained in a balance sheet or other financial statement, the Agreement shall be construed to refer to most recent consolidated balance sheet or other financial statement that Borrowers have provided to the Lender.

1.3 Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any certificate, report or other document made or delivered in connection with this Agreement, unless otherwise set forth therein.

1.4 UCC Terms. Terms that incorporate definitions provided in the Uniform Commercial Code and not otherwise defined herein shall have such meanings as are mandated by the Uniform Commercial Code of the state or states applicable for the

ESSEX – Amended and Restated Credit Agreement	18

determination of such meanings. Terms not otherwise defined herein and not incorporating a definition under the Uniform Commercial Code of any particular state, but which are defined in the Uniform Commercial Code as adopted by the Commonwealth of Virginia, shall have the meanings ascribed to them under the Uniform Commercial Code as adopted by the Commonwealth of Virginia.

ARTICLE 2. CREDIT FACILITIES.

2.1 Revolving Line of Credit.

(a) Advances and Letters of Credit. Subject to and upon the provisions of this Agreement and relying upon the representations and warranties herein set forth, the Lender agrees at any time and from time to time to make Advances to the Borrowers and issue Letters of Credit for the account of the Borrowers from the date hereof until the earlier of the Revolving Loan Ending Date or the date on which this Revolving Loan is terminated pursuant to Section 7 hereof, in an aggregate principal amount at any time outstanding not to exceed the Allowed Amount of Revolving Advances; provided however, that in no event shall the total Letter of Credit Exposure exceed $2,000,000.

In no event shall the Lender be obligated to make an Advance or issue a Letter of Credit hereunder if a Default shall have occurred and be continuing. Unless sooner terminated pursuant to other provisions of this Agreement, this Revolving Loan and the obligation of the Lender to make Advances and issue Letters of Credit hereunder shall automatically terminate on the Revolving Loan Ending Date without further action by, or notice of any kind from, the Lender. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrowers may borrow, repay and reborrow under this Revolving Loan. The fact that there may be no Advances or Letters of Credit outstanding at any particular time shall not affect the continuing validity of this Agreement.

(b) Deposit of Advances. Each Advance will be advanced by the Lender not later than the Business Day following the day (which shall be a Business Day) of the Borrowers’ request therefor. The proceeds of each Advances will be deposited by the Lender in the Borrowers’ Operating Account with the Lender.

(c) Liability of Lender. Lender shall in no event be responsible or liable to any person other than Borrowers for the disbursement of or failure to disburse Advances or any part thereof, and no other party shall have any right or claim against Lender under this Agreement or the other Financing Documents.

(d) Mandatory Prepayments. If the principal outstanding under the

ESSEX – Amended and Restated Credit Agreement	19

Revolving Loan plus the outstanding Letter of Credit Exposure, at any time exceeds the Allowed Amount, then Borrowers shall make an immediate payment of principal under the Revolving Loan in an amount sufficient that the principal outstanding under the Revolving Loan plus the outstanding Letter of Credit Exposure will no longer exceed the Allowed Amount.

(e) Procedure for Advances. Unless Borrowers have previously entered into a separate auto borrow or similar cash management service with Lender, Borrowers may request Advances by telephone through its employees or agents, as hereinafter provided. Each Advance request must be received by Lender not later than 1:00 p.m. (Eastern Standard time) on the date the Advance is to be made and must specify the amount of the Advance. Lender shall deposit the Advance into Borrowers’ Operating Account if Borrowers are entitled to the Advance, subject to the terms and conditions of this Agreement. If Borrowers have entered into a separate auto borrow or similar cash management service with Lender, then the provisions of such service shall control with respect to the procedures for making Advances to Borrowers. Lender shall have the right to terminate such auto borrow or similar cash management service at any time, as determined in Lender’s sole and absolute discretion.

Notwithstanding anything contained herein to the contrary, so long as the Borrowers opt to use the Lender’s “AutoBorrow” program and have executed and delivered to the Lender an AutoBorrow Service Agreement (which AutoBorrow Service Agreement remains in full force and effect), all Advances to be made hereunder shall be made in accordance with, and all interest accrued on such Advances and all repayments of such Advances shall be payable at the times and in the manner provided for in the AutoBorrow Service Agreement. To the extent that any of the provisions hereof are inconsistent with provisions of the AutoBorrow Service Agreement, the provisions of the AutoBorrow Service Agreement shall govern. Any Advances made to the Borrowers under the AutoBorrow Service Agreement shall nonetheless be deemed to be an Advance hereunder, subject to all other terms hereof.

(f) Interest on and Repayment of Revolving Loan; Auto Debit. Except for any period during which an Event of Default shall have occurred and be continuing, the Borrowers shall pay interest (calculated on a daily basis) on the unpaid principal balance of the Advances until maturity (whether by acceleration, extension or otherwise) at a per annum rate of interest equal at all times to the Libor-Based Rate in effect from time to time. After maturity, or during any period in which an Event of Default exists and remains continuing, the unpaid principal balance of the Advances shall bear interest at a rate equal to the Default Rate. Until the maturity of the Revolving Loan, all accrued and unpaid interest on all Advances shall be paid monthly on the first day of each month (each, an “Interest Payment Date”).

ESSEX – Amended and Restated Credit Agreement	20

Notwithstanding any other provision of this Agreement, if the Lender determines (which determination shall be conclusive) (i) that any applicable law, rule, or regulation, or any change in the interpretation of any such law, rule, or regulation shall make it unlawful or impossible for the Lender to charge or collect interest at the Libor-Based Rate, or (ii) that quotations of interest rates for the relevant deposits referred to in the definition of the Libor-Based Rate are not being provided in the relevant amounts or for the relevant maturities, then upon notice from the Lender to the Borrowers, the entire outstanding principal balance of the Revolving Loan shall bear interest at the Prime-Based Rate.

If not sooner paid, the entire outstanding principal balance of the Advances, together with all accrued and unpaid interest thereon, shall be due and payable on the Revolving Loan Ending Date.

(g) Use of Revolving Loan Proceeds. The proceeds of the Revolving Loan shall be used for working capital, to finance Permitted Acquisitions, and for general corporate purposes not inconsistent with this Agreement.

(h) Revolving Loan Fees. Borrowers jointly and severally promise to pay Lender the following fees in consideration of entering into this Agreement. These fees are in addition to interest payable under the Revolving Note:

a. During the period from the date hereof until the earlier of the Revolving Loan Ending Date or the date on which the Revolving Loan is terminated pursuant to the provisions hereof, the Borrowers shall pay to the Lender an availability fee in a per annum amount equal to the Unused Commitment Fee Percentage times the average daily unused portion of the Maximum Revolving Credit Commitment. Such availability fee shall commence to accrue on the date hereof and shall be due and payable by the Borrowers quarterly, in arrears, commencing on September 30, 2005, and, on the last Business Day of each third month thereafter, and on the earlier of the Revolving Loan Ending Date or on the date on which the Revolving Loan is terminated pursuant to the terms hereof.

b. Lender shall have the right to perform field examinations at any time, in its sole discretion. Borrowers shall pay to Lender, on demand, the fees and costs associated with a field examination performed prior to the closing of the Credit Facilities and for one field examination to be performed each calendar year provided, however, that the Lender does not intend to perform a field examination in the first year following closing unless the Borrowers close an acquisition exceeding $5,000,000 during such time, and with respect to which the Original Borrowers shall be excluded. Any additional field examinations will be at Lender’s own expense if no Event of Default has occurred and remains uncured at the time of the additional field examination, but shall be at the Borrowers’ expense if an Event of Default has occurred and remains uncured at the time of the additional field examination.

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(i) Voluntary Prepayments. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrowers may prepay any Advance in whole or in part, from time to time without premium or penalty. Any permitted prepayment need not be accompanied by payment of interest on the amount prepaid except, that any prepayment of Advances which constitutes a final payment of all Advances shall be accompanied by payment of all interest thereon accrued through the date of prepayment.

(j) Terms of Letters of Credit. Each Letter of Credit shall (i) be a commercial Letter of Credit or a standby Letter of Credit, (ii) be opened pursuant to a Letter of Credit Agreement duly executed and delivered to the Lender by the Borrowers prior to the issuance of such Letter of Credit, (iii) expire on the Revolving Credit Expiration Date, (iv) be in an amount not less than $10,000, (v) be issued in the ordinary course of the Borrowers’ business, and (vi) be issued in accordance with the Lender’s then current practices relating to the issuance of letters of credit. All powers, right, remedies and provisions set forth in any Letter of Credit Agreement shall be in addition to those set forth herein. In the event of any conflict between the provisions of this Agreement and the provisions of any Letter of Credit Agreement, the provisions of this Agreement shall prevail and control unless expressly provided otherwise herein or in the Letter of Credit Agreement.

(k) Procedures for Letters of Credit. The Borrowers shall give the Lender written notice of its request for a Letter of Credit at least three (3) Business Days prior to the date on which the Letter of Credit is to be opened by delivering to the Lender a duly executed Letter of Credit Agreement in form and content acceptable to the Lender setting forth (i) the face amount of the Letter of Credit, (ii) the name and address of the beneficiary of the Letter of Credit, (iii) whether the Letter of Credit is irrevocable or revocable, (iv) whether the Letter of Credit requested is a standby or commercial Letter of Credit, (v) the date the Letter of Credit is to be opened and the date the Letter of Credit is to expire, (vi) the purpose of the Letter of Credit, (vii) the terms and conditions for any draws under the Letter of Credit, and (viii) such other information as the Lender may reasonably deem to be necessary or desirable.

(l) Letter of Credit Fees. With respect to each Letter of Credit issued hereunder, the Borrowers shall pay to the Lender a letter of credit fee (the “Letter of Credit Fee”) set forth in the table attached hereto as Attachment I, payable in advance on or before the date of issuance and on each anniversary thereof plus the Lender’s then standard fee for the issuance, negotiation, processing and administration of letters of credit of the same type as the Letter of Credit. The amount of the Letter of Credit Fee

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payable on any date shall be a percentage of the face amount of such Letter of Credit, calculated on the basis of the table included as Attachment I hereto, based upon the Borrowers’ ratio of Total Funded Debt to EBTIDA as of the end of the immediately preceding calendar quarter.

(m) Agreement to Pay Letter of Credit Obligations. The Borrowers shall pay to the Lender the Letter of Credit Obligations when due; provided, however, that so long as the Borrowers have availability under the Revolving Loan, the Lender may, and is hereby authorized to, make Advances to itself to pay when due any or all Letter of Credit Obligations incurred in connection with Letters of Credit. The Lender may maintain on its books a letter of credit account (the “Letter of Credit Account”) with respect to the Letter of Credit Obligations paid and payable from time to time hereunder. Except for demonstrable error, the Letter of Credit Account shall be conclusive as to all amounts owing by the Borrowers to the Lender in connection with and on account of the Letter of Credit Obligations. From the date due until paid in full, all Letter of Credit Obligations shall bear interest at the Default Rate.

(n) Agreement to Pay Absolute. The obligation of the Borrowers to pay Letter of Credit Obligations set forth above shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, setoff, defense or other right which the Borrowers may at any time have against the beneficiary under any Letter of Credit or the Lender, (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue provided that payment by the Lender under such Letter of Credit against presentation of such draft shall not have constituted gross negligence or willful misconduct, and (v) any other events or circumstances whatsoever, whether or not similar to any of the foregoing provided that the payment by the Lender under the Letter of Credit shall not have constituted gross negligence or willful misconduct of the Lender.

2.2 Guidance Line Facility. Subject to the terms and conditions of this Agreement (including, without limitation, all of the conditions precedent to the making of Advances set forth herein), from the date hereof until the earlier of the Revolving Loan Ending Date or the date on which this facility is otherwise terminated pursuant to the provisions of Section 7, the Lender may, in its sole and absolute discretion, from time to time make Advances to the Borrowers in an amount greater than the difference between the then-current Maximum Revolving Credit Commitment and the then-current Revolving Credit Exposure (each such Advance being hereinafter called a “Guidance Line Advance”); provided, however, that (a) the aggregate principal amount of all Guidance Line Advances shall not exceed $20,000,000, and (b) in no event shall the Lender make a new Guidance Line Advance hereunder if an Event of Default shall have occurred and be continuing. Once a Guidance Line Advance has been made

ESSEX – Amended and Restated Credit Agreement	23

hereunder, it shall be considered an Advance for all purposes under this Agreement (including, without limitation the calculation of the Revolving Credit Exposure) and shall be repaid in accordance with the terms and conditions hereof. Each time the Lender makes a Guidance Line Advance, the Maximum Revolving Credit Commitment shall automatically be increased to an amount equal to the Revolving Credit Exposure (after giving effect to such Guidance Line Advance).

2.3. Additional Provisions.

(a) Interest Calculation. All interest and fees payable under the provisions of this Agreement or the Notes (other than interest, if any, calculated based upon the Prime Rate, which shall be calculated on the basis of a 365 day year) shall be computed on the basis of actual number of days elapsed over a year of 360 days.

(b) Late Charges. If the Borrowers fail to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Agreement or the Notes (other than the final principal payment due upon maturity, whether by acceleration or otherwise), within fifteen (15) days after the date due and payable, the Borrowers shall pay to the Lender a late charge equal to five percent (5%) of the amount of such payment. Such 15-day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Lender’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Lender of any rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Lender may employ upon the occurrence of an Event of Default.

(c) Payments. Whenever any payment to be made by the Borrowers under the provisions of this Agreement, the Notes or the Letter of Credit Agreements is due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, in the case of any payment which bears interest, such extension of time shall be included in computing interest on such payment. All payments of principal, interest, fees or other amounts to be made by the Borrowers under the provisions of this Agreement or the Notes shall be paid to the Lender at the Lender’s office at 8300 Greensboro Drive, Mezzanine Level, McLean, Virginia 22102, in lawful money of the United States of America in immediately available funds.

(d) Interest On Overdue Amounts. If the principal of or interest on, the Notes or any other amount required to be paid to the Lender hereunder or under the Notes is not paid within fifteen (15) days after the date when the same becomes due and payable, whether by acceleration or otherwise, the Borrowers shall on demand from time to time pay to the Lender interest on such principal, interest or other amount from the date due until the date of payment (after as well as before any judgment) at a rate per annum equal to the Default Rate.

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(e) Automatic Debit. To ensure timely payment of all interest and other sums due hereunder, the Borrowers hereby authorize and instruct the Lender to either (i) debit, on the due date thereof, demand deposit account no. (deleted) maintained at the Lender for the amount then due, or (ii) at the Lender’s option, cause an Advance to be made sufficient to pay the amount then due.

ARTICLE 3. CONDITIONS PRECEDENT TO CREDIT FACILITIES.

3.1 Conditions Precedent to Initial Advance. The Lender shall be under no obligation to make the first Advance or issue the first Letter of Credit under this Agreement until, in the Lender’s judgment, all of the following conditions are satisfied:

a. Representations and Warranties; Compliance. All representations and warranties made by Borrowers in or in connection with this Agreement or any of the other Loan Documents or otherwise made in writing in connection with this Agreement shall be true and correct on the Closing Date, and the Borrowers shall have performed all of the promises or undertakings under this Agreement and satisfied all of the conditions of this Agreement that the Borrowers were required to perform or to satisfy as of the Closing Date.

b. Documents Concerning the Borrowers. Borrowers shall deliver to the Lender copies of all documents requested by the Lender, including the following: (1) with respect to any Borrower which is a corporation, a complete, correct and current copy of such Borrower’s Articles of Incorporation; and a complete, correct and current copy of such Borrower’s Bylaws, certified by such Borrower’s corporate secretary; (2) with respect to any Borrower which is a limited liability company, a complete, correct and current copy of such Borrower’s Articles of Organization; and a complete correct and current copy of such Borrower’s Operating Agreement, certified by the members of such Borrower; (3) with respect to a Borrower which is a corporation, a complete, correct and current copy of all resolutions of such Borrower’s Board of Directors authorizing the execution, delivery and performance of this Agreement and of the other Loan Documents, certified by such Borrower’s corporate secretary; and appropriate certificates of incumbency for those officers of such Borrower executing this Agreement or any of the other Loan Documents, certified by such Borrower’s corporate secretary and president; and (4) with respect to a Borrower which is a limited liability company, a complete, correct and current copy of all resolutions of such Borrower’s members authorizing the execution, delivery and performance of this Agreement and of the other Loan Documents, certified by such Borrower’s manager, managing member or

ESSEX – Amended and Restated Credit Agreement	25

authorized officer. In addition, the following documents and materials shall have been delivered to the Lender, and must be satisfactory to the Lender in form and substance:

1. all supporting documentation with regard to the Borrowers or the Revolving Loan as the Lender may require;

2. such additional information, instruments, opinions, documents, certificates and reports relating to the Borrowers or the Collateral as the Lender may deem necessary; and

3. such lien releases or termination statements as Lender may deem necessary to remove any Encumbrances on the Collateral.

c. Executed Note and Loan Documents. Borrowers shall deliver to the Lender, fully executed: this Agreement, the Revolving Note, UCC-1 Financing Statements and such other documents, instruments and certificates as the Lender may reasonably require, in form and substance satisfactory to the Lender. All taxes, fees and charges with respect to the preparation, filing and recording of the Loan Documents shall have been paid by Borrowers.

d. Landlord and Mortgagee Waivers. The Lender shall have received such landlord and mortgagee waivers as it shall request with respect to any of the Borrower’s landlords or mortgagees which could claim an interest in any Collateral as a remedy for a default under any lease, mortgage or deed of trust.

e. Financing Statements and Control Agreements. All Financing Statements and Control Agreements deemed necessary by the Lender to perfect its security interest in the Collateral or any other collateral securing the Credit Facilities.

f. Legal Opinion. Borrowers shall deliver to the Lender a written opinion or opinions of legal counsel for Borrowers dated the Closing Date and addressed to the Lender, which opinions must be in form and content satisfactory to the Lender.

g. Operating Account. The Borrowers shall establish the Operating Account with the Lender.

h. Compliance with Covenants. Borrowers shall establish to Lender’s satisfaction that the Advance will not cause Borrowers to cease to comply with Borrowers’ financial covenants as set forth hereinafter.

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3.2 Future Advances. The obligation of the Lender to make any Advance or issue any Letter of Credit under the Revolving Loan subsequent to the Closing Date is further conditional on:

a. Conditions of First Advance Remain Satisfied. The Lender shall have determined, in its judgment, that the conditions precedent to the first Advance are satisfied as of the Borrowing Date for the subsequent Advance; the Loan Documents shall remain in full force and effect; and neither the Borrowers nor any Person providing Collateral or a guaranty shall have purported to terminate any of the Loan Documents or notified Lender of an intention not to perform under any applicable Loan Document;

b. Borrowing Base Certificate. The Lender shall have received a duly executed Borrowing Base Certificate, if required, with supporting updated schedules attached thereto;

c. Representations and Warranties. All representations and warranties contained herein shall be true and correct at the date of such disbursement;

d. No Material Adverse Change. The Lender shall have determined, in its discretion, that no material adverse change has occurred in the financial condition of the Borrowers from that disclosed in the most recent financial statements furnished to the Lender prior to the Closing Date; and

e. No Default. No Event of Default has occurred and remains uncured, and no event has occurred or circumstance exists which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

3.3 The Borrowers’ Representatives. Each of the Borrowers hereby represents and warrants that each of them will derive benefits, directly and indirectly, from the proceeds of the Credit Facilities, both in its separate capacity and as a member of the integrated business to which each of the Borrowers belong. For administrative convenience, Essex is hereby irrevocably appointed by each of the Borrowers as agent for each of the Borrowers for the purpose of requesting Advances and Letters of Credit, receiving the proceeds of the Advances and the Letters of Credit, disbursing the proceeds of the Credit Facilities among the Borrowers, and giving and receiving notices. In its capacity as such agent, Essex shall have the power and authority through its authorized officer or officers to (i) endorse any check for the proceeds of the Credit Facilities for and on behalf of each of the Borrowers and in the name of each of the Borrowers, and (ii) instruct the Lender to credit the proceeds of the Advances (or any portion thereof directly to a banking account of any of the Borrowers. The Lender is hereby irrevocably authorized to make the Credit Facilities to the Borrowers upon the

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request of any person who is authorized to do so under the provisions of the corporate resolutions of Essex. The Lender assumes no responsibility or liability for any errors, mistakes and/or discrepancies in any oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Lender and any of the Borrowers in connection with the Credit Facilities or other transaction pursuant to the provisions of this Agreement, except for acts of gross negligence and/or willful misconduct; provided, however, that the foregoing sentence shall not be construed to release the Lender from its obligation to credit the Borrowers for payments actually made.

ARTICLE 4. SECURITY.

4.1 Grant of Security Interest. As security for (i) the payment of the Credit Facilities, and any other extensions of credit, loans, letters of credit or other financial accommodations now or hereafter made by the Lender for the benefit of any or all of the Borrowers, and (ii) the performance of the Borrowers’ obligations under or in connection with any interest rate swap agreement as defined in 11 U.S.C. ' 101 by and between the Borrowers and the Lender or any Affiliate of the Lender (whether absolute or contingent and whether now or hereafter becoming due or owing), and (iii) any other liability or obligation of any or all of the Borrowers to Lender whether now or hereafter existing, of every kind and description, whether or not evidenced by notes or other instruments, and whether or not such liability or obligations are direct or indirect, fixed or contingent, liquidated or unliquidated, each Borrower hereby assigns, grants and conveys to the Lender a security interest in the Collateral. In addition, except as provided by law, each Borrower grants to Lender a security interest in all bank accounts and deposit accounts of any or all of the Borrowers with Lender or any of Lender’s Affiliates. Proceeds of the Collateral shall be allocated pari passu among the Credit Facilities and any outstanding interest rate swap agreements. The Borrowers further agree that the Lender shall have in respect of the Collateral all of the rights and remedies of a secured party under the Uniform Commercial Code, other applicable law and this Agreement. The Borrowers covenant and agree to execute and deliver, and hereby authorize Lender to prepare and file with the financing records of such jurisdictions as Lender deems appropriate, such financing statements and other instruments and filings or perform any and all acts as are necessary in the opinion of the Lender to perfect, maintain and protect the security interest hereby granted, including, without limitation, filing a UCC-1 financing statement. The Borrowers shall not dispose of the Collateral, or any part thereof, other than in the ordinary course of its business or as otherwise may be permitted by this Agreement.

4.2 Covenants Regarding Inventory and Equipment. With regard to Collateral that constitutes Inventory or Equipment, the Borrowers further covenant as follows:

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a. The Borrowers shall not permit any of the Equipment to become a fixture to any real estate unless subordination agreements satisfactory to the Lender are obtained by any owner or mortgagee of such real estate.

b. The Lender’s security interest shall extend and attach to Inventory which is presently in existence and is owned by any Borrower or in which any Borrower purchases or acquires an interest at any time and from time to time in the future, whether such Inventory is in transit or in a Borrower’s constructive, actual or exclusive occupancy or possession or not, and wherever the same may be located, including, without limitation, all Inventory which may be located at the premises of a Borrower or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, convertors or other third parties who may have possession of the Inventory.

c. Upon sale, exchange, lease or disposition of the Inventory or Equipment, the security interest of the Lender shall without break in continuity and without further formality or act continue in and attach to all cash and non-cash proceeds of such sale, exchange, lease or disposition, including Inventory returned or rejected by customers or repossessed by either a Borrower or the Lender. As to any such sale, exchange, lease or disposition, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, detinue and reclamation.

4.3 Certain Rights of the Lender. The Lender shall have the right, but not the obligation, (i) to pay any taxes or levies on the Collateral or any costs to repair or to preserve the Collateral; and (ii) to cure any defaults by any Borrower on contracts by a Borrower intended to give rise to Accounts. Such payments and the costs of curing such defaults shall constitute Advances under the Revolving Note and shall be secured pursuant to this Agreement, irrespective of whether the Borrowers would then be entitled to such Advances under this Agreement.

4.4 Financing Statements; Possession of Collateral by Lender; Control. At the request of the Lender, Borrowers will execute financing statements, continuation statements and other documents with respect to the Collateral pursuant to the Uniform Commercial Code or otherwise, in form satisfactory to the Lender, and Borrowers will pay the cost of filing the same in all public offices wherever the Lender deems filing to be necessary or desirable. Borrowers agree that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement, provided however, that it shall not limit the obligations of Borrowers as previously set forth herein. Each Borrower grants the Lender the right, and irrevocably authorizes the Lender, at the Lender’s option, to file any or all such financing statements, continuation statements and other documents pursuant to the

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UCC and otherwise, without Borrower’s signature, and irrevocably appoints the Lender as Borrower’s attorney-in-fact to execute any such statements and documents in such Borrower’s name and to perform all other acts which the Lender deems appropriate to perfect and to continue the security interests conferred by this Agreement.

In addition, upon request of Lender, Borrowers shall immediately deliver to Lender, or authorize and direct any and all Persons in possession of Collateral, to immediately deliver to Lender all Collateral for which Lender requires possession to perfect its security interest in such Collateral, properly endorsed or acknowledged. Furthermore, Borrowers shall take all such actions as may be requested by Lender to allow Lender to exercise control over any Collateral for such purpose of allowing Lender to perfect its security interest in Collateral, which Collateral may include Deposit Accounts, Investment Property, Letter-of-Credit Rights and electronic Chattel Paper. At Lender’s request, Borrowers shall execute and deliver to Lender, and have any other Persons in possession or control of Collateral, execute and deliver to Lender, control or other agreements, in form and substance satisfactory to Lender.

4.5 Records of Collateral; Information. Borrowers at all times will maintain accurate books and records covering the Collateral. If necessary, Borrowers immediately will mark all books and records with an entry showing the absolute assignment of and granting of a security interest in all Collateral (other than classified Government Contracts) to Lender, and hereby grants the Lender the right to audit the books and records of Borrowers relating to Collateral at any time and from time to time. Borrowers shall (with respect to non-classified Collateral) (i) promptly furnish the Lender with any information with respect to Collateral requested by Lender; (ii) allow the Lender or its representatives to inspect the Collateral, at any time and wherever located and in whomever’s possession the Collateral may be, and to inspect and copy, or furnish the Lender or its representatives with copies of all records relating to the Collateral; (iii) furnish the Lender or its representatives such information as the Lender may request to identify the Collateral, at the time and in the form requested by Lender; and (iv) deliver upon request to Lender shipping and delivery receipts evidencing the shipment of goods and invoices evidencing the receipt of the Collateral and payment for the Collateral.

4.6 No Release. No injury to the Collateral, loss or destruction of the Collateral, failure to perfect or to continue the perfection of Lender’s security interest in the Collateral, or release of Lender’s security interest in the Collateral, or any part of it, shall relieve Borrowers of any obligation under this Agreement or under any of the other Loan Documents. Borrowers expressly waive all defenses based on suretyship or impairment of collateral, and shall not be released or discharged of any obligation under the Loan Documents, in whole or in part, by Lender’s failure to protect or preserve the Collateral provided, that such waiver shall not apply to any loss resulting

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from Lender’s gross negligence or willful misconduct.. No Person, in deciding to enter into this Loan Agreement, has relied on the execution of this Loan Agreement or the granting of a security interest in Collateral by any other Person. Each waives notice of any change in financial condition of any Person liable for the Credit Facilities or any part thereof, and agrees that maturity of the Credit Facilities or any part thereof may be accelerated, extended or renewed one or more times by Lender in its discretion, without notice to the Person and without affecting Lender’s security interest in the Collateral. Lender shall not be required to bring any action against any other Person or to resort to any other security or to any balance of any deposit account as a condition of enforcing its rights against any of the Collateral.

4.7 Assignment of Payments Under Certain Government Contracts and Government Accounts. On the Closing Date, and thereafter upon the creation of any Government Contract or Government Account other than classified accounts, Borrowers shall, at Lender’s option, execute and deliver to the Lender specific Assignments of Payments due or to become due with respect to any Government Account designated by Lender. Borrowers shall execute and deliver any and all documents and take any and all steps necessary to provide the Lender with an Assignment. The separate Assignment to the Lender of a right to payment under specific Government Contracts, as contemplated under this Section, shall not be deemed to limit the Lender’s security interest to Payments under those particular Government Contracts and the related Government Accounts, but rather the Lender’s security interest, as stated above, shall extend to Payments under any and all Government Contracts and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by any or all of the Borrowers. Anything in the foregoing notwithstanding, at its sole option, the Lender may exclude from this requirement, contracts of less than $500,000 in remaining value or contracts of less than six months in remaining duration and that such exclusion, if granted, will not release the Borrowers from the requirement to provide such assignments at such time in the future, as the Lender desires.

4.8 Additional Remedy for Failure to Assign Payments. Borrowers acknowledge that the Lender will be irreparably harmed if Borrowers fail to assign Payments due or to become due under any Government Contract when required by this Agreement, and that the Lender shall have no adequate remedy at law. Therefore, the Borrowers agree that the Lender shall be entitled to the following remedies, in addition to all other remedies allowed by law or under this Agreement,

a. an injunction compelling Borrowers’ compliance with the provisions of this Agreement requiring the Borrowers to assign Payments due or to become due under any Government Contract; and

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b. such other or further equitable relief as may be necessary or desirable to secure to Lender the benefits of the rights of an assignee under the Assignment of Claims Act.

4.9 Indemnification; Risk of Loss. In any suit, proceeding or action brought by or against the Lender relating to the Collateral, the Borrowers will jointly and severally defend, indemnify and keep the Lender harmless from and against all expense, loss or damage (including reasonable attorneys’ fees) suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of account debtor or other obligor of the Borrowers. The foregoing obligation of the Borrowers to indemnify the Lender shall survive the payment of the Credit Facilities and the termination of this Agreement, but shall not extend to any suit, proceeding or action arising out of the Lender’s gross negligence or willful misconduct.

In addition, the risk of any loss or damage associated with the Collateral, including without limitation, any Collateral in the possession of Lender shall be borne by the Borrowers; provided, that Lender shall be responsible for any loss resulting from Lender’s gross negligence or willful misconduct. In the event that Lender is in possession of Collateral, (a) Borrower shall be jointly and severally liable to Lender and shall pay to Lender, upon demand, all reasonable expenses, including the cost of insurance and payment of taxes or other charges, incurred in the custody, preservation, use or operation of the Collateral, and all such expenses shall be secured by the Collateral; and (b) Lender may use and operate the Collateral, as determined in its discretion, (i) to preserve the Collateral or its value, (ii) as permitted by an order of a court having competent jurisdiction, or (iii) as otherwise set forth herein or as previously or hereafter agreed to by Borrowers. Notwithstanding anything in this Agreement to the contrary, Lender shall have no duty and be under no obligation to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral.

ARTICLE 5. BORROWERS’ REPRESENTATIONS AND WARRANTIES.

To induce the Lender to enter into this Agreement and to extend the Revolving Loan to Borrowers, Borrowers make the following representations and warranties to the Lender. These representations and warranties are continuing, and each request for an Advance or a Letter of Credit shall be deemed to be an affirmation of these representations and warranties as of the date of the most recent Borrowing Base Certificate submitted prior to the request.

5.1 Corporate Authority; Subsidiaries. Each Borrower (i) is a corporation or limited liability company duly organized, validly existing, and in good standing under

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the laws of its state of incorporation as shown on Schedules 5.1-1 through 5.1-3, (ii) is qualified to do business as a foreign corporation or foreign limited liability company and is in good standing in all jurisdictions where its activities or ownership of property require such qualification, and (iii) has the full and unrestricted power and authority, corporate and otherwise, to own, operate and lease its properties, to carry on its business as currently conducted, to execute and deliver and perform the Loan Documents, to incur the obligations provided for herein and therein, and to perform the transactions contemplated hereby and thereby (including without limitation, the creation of the lien and security interest in favor of the Lender in the Collateral, the Assignments and any other Collateral required by this Agreement), all of which have been duly and validly authorized by all proper and necessary action (all of which actions are in full force and effect). No Borrower has any subsidiaries other than those previously disclosed in writing to the Lender. Each of the Borrowers maintains it chief executive office at the location stated in Schedules 5.1-1 through 5.1-3 attached hereto and made a part hereof.

5.2 Approvals. Borrowers have provided Lender with a true and accurate certificate of a Resolution of each Borrower’s Board of Directors or manager (or managing member or authorized officer) authorizing the loan transactions contemplated by this Agreement. No further approval, consent or other action by the stockholders of any Borrower, by the members of any Borrower, by any governmental authority or by any other Person is or will be necessary to permit the valid execution, delivery or performance by the Borrowers of this Agreement or any of the other Loan Documents.

5.3 Binding Effect, No Violations. Each of the Loan Documents, upon its execution and delivery, will constitute a legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms. The execution, delivery and performance of the Loan Documents will not (i) violate, conflict with or constitute a default (with due notice, lapse of time or both) under any law, regulation, order or any other requirement of any court, tribunal, arbitrator or governmental authority, any terms of the Articles or Certificate of Incorporation or Bylaws of any Borrower (or if any Borrower is a limited liability company, the Articles or Certificate of Organization or Operating Agreement of such Borrower), or any contract, agreement or other arrangement binding upon or affecting any Borrower or any of its properties, or (ii) result in the creation, imposition or acceleration of any indebtedness or any Encumbrance of any nature upon, or with respect to, any Borrower or any of its properties, except such Encumbrances in favor of Lender.

5.4 Litigation. Except as set forth in Schedule 5.4 attached hereto and made a part hereof, there is no claim, litigation, proceeding or investigation pending, threatened or reasonably anticipated against or affecting any Borrower, its properties or business, this Agreement, any of the other Loan Documents, or any of the transactions

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contemplated hereby or thereby, before or by any court, tribunal, arbitrator or governmental authority, and there is no possibility of any judgment, liability or award which reasonably may be expected to result in any material adverse change in the business, operations, prospects, properties or assets or condition, financial or otherwise, of any Borrower. No Borrower is in default with respect to any judgment, order, writ, injunction, decree, rule, award or regulation of any court, governmental instrumentality or agency, commission, board, bureau, arbitrator or arbitration panel.

5.5 Title to and Condition of Assets. The Borrowers have good, valid and marketable title to all of their properties and assets (whether real or personal) and have the power to transfer its rights and interests in the Collateral, and there exist no Encumbrances on any Borrower’s properties or assets, including without limitation, the Collateral, except for non-leasehold liens and security interest filings disclosed in lien searches ordered by and/or provided to the Lender or its counsel prior to execution of this Agreement, and liens and security interest filings disclosed in the updated lien search on the Original Borrowers ordered on June 28, 2005, which shall be delivered to Lender and its counsel upon receipt (collectively, the “Unreleased Filings”). The Borrowers specifically represent to the Lender that all of the Unreleased Filings relate to lending relationships that to the Borrowers’ knowledge have been paid in full and otherwise terminated, and that all Unreleased Filings are amenable to release or correction. All personal property of each Borrower is in good operating condition and repair, and is suitable and adequate for the uses for which it is being used. Upon the execution and delivery of this Agreement, and upon (a) the filing of financing statements, (b) the Lender’s taking possession of the Collateral, (c) Lender’s receipt of a satisfactory acknowledgment from a Person in possession of any Collateral that such Collateral is in the possession of such Person and is being held for the benefit of Lender, and/or (d) Lender obtaining satisfactory control over any of the Collateral consisting of Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper or such other Collateral for which control is required to perfect a security interest (as control is defined in the UCC), as the case may be, the Lender will have a good, valid and perfected first priority lien and security interest in the Collateral, subject to no Encumbrance in favor of any other Person.

5.6 Loan Application. The statements made and the documents delivered by Essex to the Lender in connection with this Agreement and the other Loan Documents are true, correct and complete, in all material respects, omit no material facts, are not misleading, and present fairly the condition (financial or otherwise) of Borrowers. Borrowers certify further that the information set forth in the Borrower Information Statements attached hereto as Schedules 5.1-1 through 5.1-3 is true, accurate and complete as of the date of this Agreement.

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5.7 No Change. No change in the business, operations, properties or condition (financial or otherwise) of Borrowers, or any other event, has occurred since the date of the most recent financial statements submitted to the Lender by Borrowers, which change might adversely affect the ability of Borrowers to perform or comply with all terms, conditions and agreements to be performed or complied with by Borrowers under this Agreement or under any of the other Loan Documents, or to perform the transactions contemplated by this Agreement or the other Loan Documents.

5.8 Taxes. Each Borrower has timely filed all tax returns and reports required by any governmental authority to be filed by such Borrower, and such returns and reports are true and correct. Each Borrower has paid all taxes, assessments and other government charges imposed upon it or its income, profits or properties, or upon any part thereof, other than those presently payable without penalty or interest and each Borrower has timely filed all claims for refunds to which such Borrower is entitled. The amounts reserved as a liability for income and other taxes payable in the most recent financial statements of Borrowers provided to the Lender are sufficient for the payment of all unpaid federal, state, county and local income, excise, property and other taxes, whether or not disputed, of Borrowers accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto, and for which any Borrower may be liable in its own right or as a transferee of the assets of, or as successor to, any other Person.

5.9 No Default. No Event of Default, and no event which with notice, lapse of time or other condition would constitute an Event of Default, has occurred and is continuing.

5.10 Compliance with Laws, Governance Documents and Agreements. Borrowers have complied and are in full compliance with all applicable laws, ordinances, rules, regulations, orders and other requirements of any governmental authority or arbitrator, and with all terms and conditions of its Governance Documents, and with each agreement binding upon or affecting any Borrower or any of its properties. No Borrower is in default with respect to any Debt. Borrowers will take all necessary actions to remain in full compliance with such laws, ordinances, rules, regulations, orders and any other requirements, the Governance Documents and all other agreements. Should any Borrower be deemed by any governmental authority or deem itself to be in violation of any relevant law, ordinance, rule, regulation, orders or other requirement, Governance Document or agreement, Borrowers shall notify the Lender promptly of such violation and take all necessary remedial actions. Without limiting the generality of the foregoing, Borrowers represent to Lender that: (1) Borrowers have previously disclosed to Lender all of Borrowers’ activities that involve the use, manufacturing, storage, disposal, emission, discharge, generation or transportation of Hazardous Wastes, Toxic Substances or other materials regulated by

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Environmental Laws; (2) Borrowers have complied and is in full compliance with all Environmental Laws; (3) Borrowers maintain in full force and effect all permits required by Environmental Laws; and (4) other than specifically disclosed to the Lender in writing, there exists no pending or threatened litigation, order, ruling, notice or investigation regarding the Borrowers’ use, manufacturing, storage, disposal, emission, discharge, generation or transportation of Hazardous Wastes or Toxic Substances or regarding any violation or alleged violation of any Environmental Laws.

5.11 Licenses and Contracts. All franchises, licenses, trademarks, trade names, copyrights, permits, certificates, consents, approvals, authorizations, agreements and contracts necessary to operate each Borrower’s business as it currently is being operated and to own or lease each Borrower’s property have been obtained, are in effect, have been complied with in all material respects by such Borrower, are free from challenge, and are fully assignable to the Lender for the purpose of securing the Revolving Loan. No Borrower has any knowledge or has received any notice to the effect that any product it manufactures or sells, or any service it renders, or any process, method, know-how, trade secret, part or material it employs in the manufacture of any product it makes or sells or any service it renders, or the marketing or use by it or another of any such product or service, may infringe any trademark, trade name, copyright, patent, trade secret or legally protected right of any other Person.

5.12 Intellectual Property. Each Borrower owns all right, title and interest in and to all Intellectual Property used in and material to the operation of its business or, for such Intellectual Property that is not owned, possesses adequate licenses or other legally enforceable rights to use the same. No Borrower has any reason to believe that any valid basis exists upon which a claim adversely affecting any such Intellectual Property may be asserted against any Borrower or any subsidiary. To the best knowledge of the Borrowers, no Person is infringing upon the Intellectual Property used by any Borrower or any subsidiary material to the operation of their respective businesses. The Borrowers have taken appropriate steps to protect the secrecy, confidentiality and value of its and all subsidiaries’ rights in and to such Intellectual Property and to prevent others from using such Intellectual Property without consent.

5.13 Disclosure. No representation or warranty of Borrowers contained in this Agreement or any of the Loan Documents and no written statement of fact furnished or to be furnished by Borrowers to the Lender pursuant to this Agreement or any of the Loan Documents, when viewed together, contains or will contain any untrue statement of a fact material to the financial condition of Borrowers, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, or furnished herewith or therewith, not misleading.

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5.14 Trade Name; Merger. Except as shown in Schedules 5.1-1 through 5.1-3 attached hereto and made a part hereof, during the five years immediately preceding the date of this Agreement: (1) no Borrower nor any predecessor of any Borrower has used any corporate or fictitious name other than its current corporate name; (2) no Borrower has changed its name, or been the surviving entity in a merger or acquired any business; (3) no Borrower has utilized and does not utilize any trade name or trade names in the conduct of its business; and (4) no Borrower has changed its state of incorporation or organization.

5.15 Payment of Employees and Subcontractors. To actual knowledge of Essex, no Borrower is in default with regard any material obligation to any employee or subcontractor.

5.16 ERISA Each Borrower is in compliance with such Borrower’s obligations under ERISA. Without limiting the generality of the foregoing:

a. During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best of the Borrowers’ knowledge, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) to the best of the Borrowers’ knowledge, each Plan has been maintained, operated and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

b. The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities.

c. Except as previously disclosed to the Lender with respect to (i) Sensys Development Laboratories, Inc. and (ii) CSI, no Borrower nor any of its subsidiaries nor any ERISA Affiliate has incurred, or, to the best of the Borrowers’ knowledge, are reasonably expected to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No Borrower nor any of its subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of

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ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrowers, reasonably expected to be in reorganization, insolvent or terminated.

d. To the best of its knowledge, no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Borrower or any of its subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Borrower or any of its subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

5.17 Government Contracts. To the best of its knowledge, no Borrower is currently in default as to the terms of any Government Contract. No Government Contract for which Payments have been assigned to the Lender as Collateral is dependent on appropriations, except as previously disclosed to the Lender in writing.

5.18 No Debarment. No Borrower is subject to any pending or threatened debarment proceedings.

5.19 Assignment of Payments. Except with respect to classified contracts, each Borrower has the right to assign to Lender all Payments due or to become due under each of such Borrower’s Government Contracts and there exists no uncancelled prior Assignment of Payments under any Borrower’s Government Contracts.

5.20 Assignment of Claims Act. Each Borrower is now in compliance and hereby covenants and agrees that such Borrower will in the future comply with any and all of the requirements of the Assignment of Claims Act, where such statutes are applicable to any Government Contract, and shall take all such other action as may be necessary to facilitate the direct assignment to the Lender of the Payments due or to become due under any non-classified Government Contract and the creation and perfection of the Lender’s security interest in such Payments.

ARTICLE 6. BORROWERS’ AFFIRMATIVE COVENANTS.

Until all obligations of Borrowers under this Agreement and the other Loan Documents are paid in full and performed, each Borrower covenants and agrees that it shall:

6.1 Payment of Revolving Loan. Punctually make the payments on the Revolving Loan at the times and places and in the manner specified in the Revolving Note.

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6.2 Limited Liability Company/Corporate Existence. Preserve, maintain and keep in full force and effect its (1) limited liability company existence and good standing in the jurisdiction of its organization, if such Borrower is a limited liability company, or (2) corporate existence and good standing in the state of its incorporation, if such Borrower is a corporation, provided, however, that any Borrower may reorganize, merge or consolidate with or into another Borrower so long as a Borrower is the surviving entity.

6.3 Limited Liability Company/Corporate Rights and Franchises; Qualification; Orderly Conduct of Business. Preserve, maintain and keep in full force and effect all franchises, licenses, permits, certificates, consents, approvals, authorizations, agreements and contracts material to the operation of such Borrower’s business as it currently is being conducted, whether now existing or hereafter granted to or obtained by such Borrower; qualify and remain qualified as a foreign limited liability company or corporation in each jurisdiction in which such qualification is necessary or desirable in view of its activities and ownership of property; continue to engage in a business of the same general type as now conducted by it; and conduct such business in an orderly, efficient and regular manner consistent with the conduct of its business prior to the date of this Agreement.

6.4 Taxes, Charges and Obligations. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits, properties or any part thereof, prior to the date on which penalties attach thereto, as well as all claims which, if unpaid, might become an Encumbrance upon any properties of such Borrower, and pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of the indebtedness and other obligations of whatever nature of each Borrower; however, a Borrower shall not be required to pay any such tax, assessment, charge, levy, claim, indebtedness or obligation so long as (i) the validity thereof is being contested by such Borrower in good faith and by proper proceedings, (ii) such Borrower sets aside on its books adequate reserves therefor, and (iii) in the case where any such tax, assessment, charge, claim or levy might become an Encumbrance upon any item of the Collateral or any part thereof, such Borrower makes arrangements acceptable to the Lender to secure the payment thereof.

6.5 Maintenance of Property. Preserve and keep all property used or useful in its business, including without limitation, the Collateral, in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements thereof.

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6.6 Insurance. Maintain and keep in full force and effect, with financially sound and reputable insurance companies acceptable to the Lender, insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower operates (but in any event, casualty insurance covering such Borrower’s tangible personal property and real estate for their full replacement value and comprehensive public liability insurance coverage with limits of not less than One Million and 00/100 ($1,000,000.00) for any one occurrence and Three Million and 00/100 Dollars ($3,000,000.00) for the aggregate of all occurrences during a policy period of no more than one (1) year), all such insurance policies to be in form and substance satisfactory to the Lender. If requested by the Lender, each Borrower shall also procure, maintain and keep in full force and effect business interruption insurance in an amount, in form and issued by companies acceptable to the Lender in all respects. All liability insurance policies shall name the Lender as an additional insured, and all casualty insurance or business interruption insurance policies shall name Lender as the lender loss payee. All insurance policies shall prohibit cancellation (including cancellation for nonpayment of premium) or reduction of coverage except with thirty (30) days’ prior written notice to and consent of the Lender. At least thirty (30) days prior to the expiration date of each and every insurance policy required by this Agreement, Borrowers shall obtain and deliver to the Lender a renewal or substitution policy in form and substance satisfactory to the Lender.

6.7 Contract Obligations. Perform in accordance with its terms every contract, agreement, obligation or other arrangement to which such Borrower is a party or by which it or any of its property is bound including, without limiting the generality of the foregoing, Government Contracts, except to the extent that the contract or agreement is inconsistent with this Agreement. In the event that any default or performance deficiency occurs, Borrower shall notify the Lender promptly in writing. Each Borrower shall provide the Lender promptly with copies of any cure notices or stop work notices it may receive from the Government on any Government Contract and detail the proposed corrective action. Each Borrower shall provide the Lender promptly with copies of any cure notices or stop work notices it may receive from the Government on any Government Contract and detail the proposed corrective action.

6.8 Compliance with Laws. Comply with all applicable laws, regulations, orders and other requirements of any court, tribunal, arbitrator or governmental authority, non-compliance with which could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of such Borrower. Without limiting the generality of the foregoing, each Borrower shall: (1) comply

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strictly and in all respects with all Environmental Laws affecting such Borrower or its property; (2) promptly forward to the Lender copies of all orders, notices, permits, applications or other communications and reports finding or alleging that such Borrower or its property does not comply with any of the Environmental Laws; (3) promptly provide a proposed response action, or plan with respect to any failure to comply with Environmental Laws; and (4) defend the Lender, indemnify the Lender, and hold the Lender harmless from and against any claims, demands, suits, actions, judgments, decrees, losses or damages, including attorneys’ fees, arising out of the failure of such Borrower of any of its properties to comply with any of the Environmental Laws.

6.9 Books and Records. Keep and maintain at its chief executive offices adequate and proper records and books of account, in which complete entries are made in accordance with GAAP, consistently applied, and in accordance with all laws, regulations, orders and other requirements of any court, tribunal, arbitrator or governmental authority, reflecting all financial and other transactions of such Borrower normally and customarily included in records and books of account of companies engaged in the same or similar businesses and activities as such Borrower.

6.10 Access to Borrowers’ Properties, Books and Records. With reasonable advance notice under the circumstances, permit the Lender and any agents or representatives thereof to visit and inspect such Borrower’s properties to examine and make abstracts from any of such Borrower’s books and records at any and all reasonable times and as often as the Lender or such agents or representatives may desire, and to discuss the business, operations, properties and condition (financial and otherwise) of Borrowers with any of the officers, directors, agents or representatives (including without limitation, the independent certified public accountants) of each Borrower. With reasonable advance notice to Borrower under the circumstances, in addition to having the right to perform field audits of the Borrowers’ books and records, Lender shall have the right, but not the obligation, to contact the contracting officer under any non-classified Government Contract directly to determine any Borrower’s contract performance status on the Government Contract.

6.11 Financial and Other Statements. Furnish to the Lender the following statements, which must be satisfactory to the Lender in form and substance, at the times and in the manner specified below:

The Borrowers will be required to maintain at all times a system of accounting established and administered in accordance with sound business practices, and will deliver, or cause to be delivered, to the Lender (in form and substance reasonably satisfactory to the Lender in all respects):

(a)	Annual Financial Statements. Within one hundred twenty (120) days of the end of each fiscal year of the Borrowers, the annual consolidated financial statements of the Borrowers and their Subsidiaries, (including statements of financial condition, income, profits and loss, cash flows and changes in shareholder’s equity) audited by independent certified public accountants reasonably satisfactory to the Lender;

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(b)	Quarterly Financial Statements. Within forty-five (45) days after the end of each calendar quarter, the consolidated balance sheets and income statements of the Borrowers prepared by an authorized financial officer of the Borrowers and showing the financial condition of the Borrowers and their Subsidiaries as of the end of such quarter;

(c)	Projected Financial Statements. As soon as available, and in any event no later than sixty (60) days after the end of each fiscal year of the Borrowers, projected financial statements for the Borrowers and their Subsidiaries for the next calendar year, to include income statement, balance sheet, and cash flow projections prepared on a quarterly basis;

(d)	Borrowing Base Certificates. If the Borrowers’ ratio of Total Funded Debt to EBITDA is equal to or greater than 2.0 to 1.0, Within twenty-five (25) days after the end of each month (and at any other time upon request by the Lender), a fully-completed Borrowing Base Certificate, accompanied by accounts receivable agings reports;

(e)	Compliance Certificates. Concurrent with the delivery of the financial statements described in Sections (a) and (b) above, a written certification, signed by an authorized financial officer of the Borrowers, to the effect that such officer has no knowledge of the existence of any Defaults under the Financing Documents or if such officer has knowledge of the existence of an Event of Default, a statement as to the nature thereof and the action which the Borrowers propose to take with respect thereto. Such written certification shall include the calculations made by the Borrowers to determine compliance by the Borrowers with each of the financial covenants set forth herein as of the date of the financial statements delivered therewith;

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(f)	Contract Backlog Report. Within forty-five (45) days after the end of each quarter, a contract backlog report;

(g)	ERISA Reports. Promptly after filing, a copy of each annual report filed in respect of any Plan subject to ERISA; and

(h)	Other Information. Promptly upon request of the Lender such other information, reports or documents respecting the business, properties, operation or financial condition of the Borrowers as the Lender may at any time and from time to time reasonably request.

6.12 Accounts. From time to time as the Lender may require, Borrowers shall deliver to the Lender schedules of all outstanding Accounts. Such schedules shall be in form and detail satisfactory to the Lender, shall show the age of such Accounts in intervals not greater than thirty (30) days, and shall contain such other information and be accompanied by such supporting documents as the Lender may from time to time prescribe. Borrowers also shall deliver to the Lender copies of Borrowers’ invoices, evidences of shipment or delivery and such other schedules and information as the Lender may reasonably require. The items to be provided under this Section are to be prepared and delivered to the Lender from time to time solely for its convenience in maintaining records of the Collateral, and Borrowers’ failure to give any of such items to the Lender shall not affect, terminate, modify or otherwise limit the Lender’s security interest granted in the Accounts. Without limiting the generality of the foregoing, Borrowers shall promptly notify the Lender when any Borrower obtains any new non-classified Government Contract or Government Account for which Payments are to be specifically assigned to the Lender pursuant to this Agreement, and Borrowers shall furnish to the Lender, upon request, a copy of each non-classified Government Contract of each Borrower and a copy of each amendment thereto or modification thereof which changes the price of such contract or the amount funded to pay for such contract, except to the extent that furnishing such copies may be prohibited by government security regulations. Borrowers shall use their best efforts and shall take any and all steps necessary to collect its Accounts, including without limitation, the filing and pursuit of legal action in furtherance of said collection efforts.

6.13 Notice. The Borrowers shall promptly give written notice to the Lender of (a) the occurrence of any Default or Event of Default or any event, development or circumstance which might materially adversely effect the business, operations, properties or financial condition of any Borrower or any Subsidiary, (b) any litigation instituted or threatened against any Borrower or any Subsidiary or any judgment against any Borrower or any Subsidiary where claims against such Borrower or such Subsidiary exceed $250,000 and are not covered in full by insurance, (c) any notice of a

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claim against, or investigation of, any Borrower, any Subsidiary, the Collateral or any other property owned, leased, operated or used by any Borrower or any Subsidiary alleging a violation of Environmental Laws or the discovery, use, location, installation, spill, treatment, release or storage of any Hazardous Materials by any Borrower or any Subsidiary or on, under or from the Collateral (or any part thereof) or any other property owned, leased, used or operated by any Borrower or any Subsidiary which could result in a breach of the provisions of Section 4.4 hereof, (d) the occurrence of any “reportable event” within the meaning of ERISA or any assertion of liability of any Borrower or any Subsidiary by the PBGC, and (e) notice of any suspension or debarment by any governmental authority, or any termination of any Governmental Contract for default.

6.14 Collateral. Maintain all tangible Collateral in good condition; insure insurable Collateral for its full replacement cost under an insurance policy acceptable to Lender that names Lender as lender loss payee; execute, deliver and file, or cause the execution, delivery and filing of, any and all documents (including without limitation, financing statements and continuation statements), necessary or desirable for the Lender to create, perfect, preserve, validate or otherwise protect a first priority lien and security interest in the Collateral; maintain, or cause to be maintained, at all times, the Lender’s first priority lien and security interest in the Collateral; immediately upon learning thereof, report to the Lender any reclamation, return or repossession of any goods forming a part of the Collateral, any claim or dispute asserted by any debtor or other obligor owing an obligation to any Borrower, and any other matters affecting the value or enforceability or collectibility of any of the Collateral; defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Lender, and pay all costs and expenses (including attorneys’ fees and expenses) incurred in connection with such defense; at Borrowers’ sole cost and expense (including attorneys’ fees and expenses), settle any and all claims, demands and disputes, and indemnify and protect the Lender against any liability, loss or expenses arising from any such claims, demands or disputes or out of any such reclamation, return or repossession of goods forming a part of the Collateral; however, if the Lender shall so elect upon the occurrence of and continuance of an uncured Event of Default, the Lender shall have the right to settle, compromise, adjust or litigate all claims and disputes directly with the Customer or other obligor owing an obligation to any Borrowers upon such terms and conditions as the Lender deems advisable, and all costs and expenses thereof (including attorneys’ fees and expenses) shall be incurred for the account of Borrowers and shall constitute a part of the obligations owed to the Lender and secured pursuant to this Agreement. The Borrowers’ Equipment shall be kept and maintained at the locations set forth in Schedules 5.1-1 through 5.1-3; Borrowers shall not relocate or move the Equipment without the Lender’s prior written consent, which shall not be unreasonably withheld. If Lender consents to the relocation of certain Equipment, Borrowers shall execute, and hereby authorize the execution by

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Lender, of all documents or financing statements and take such action as Lender may request to assure that Lender’s first priority security interest in the Equipment continues to be perfected under the Uniform Commercial Code or other applicable laws.

6.15 Financial Covenants.

a. Fixed Charge Coverage Ratio. The Borrowers shall not permit their consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.0, as measured at the end of each calendar quarter on a rolling four-quarter basis.

b. Total Funded Debt to EBITDA. The Borrowers shall maintain on a consolidated basis a maximum ratio of Total Funded Debt to EBITDA of 3.50 to 1.00 at all times, as measured at the end of each calendar quarter on a rolling four-quarter basis.

6.16 Notice of Litigation, Default and Loss. Give immediate notice to the Lender upon the occurrence of any Event of Default or event which with notice or lapse of time or otherwise would constitute an Event of Default, and of any loss or damage to any of the Collateral. Borrowers also shall give immediate notice to the Lender of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency (domestic or foreign), commission, board, bureau, arbitrator or arbitration panel which, if adversely determined, could materially impair or affect the right of any Borrower to carry on its business substantially as now conducted or could materially affect its respective business, operations, prospects, properties, assets (including the Collateral) or condition, financial or otherwise. Immediately upon becoming aware that the holder of any Debt or Encumbrance has given notice or taken any action with respect to a claimed breach, default or event of default, a written notice shall be given by Borrowers to Lender specifying the notice given or action taken by such holder and the nature of the claimed breach, default or event of default by the Borrowers thereunder, and the action being taken or proposed to be taken with respect thereto. Borrowers shall also give immediate notice to Lender of the incurrence by Borrowers of any actual or potential contingent liability, such notice to include, in detail, the basis for and amount of such liability.

6.17 Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which any Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which any Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

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6.18 ERISA. Give prompt notice to Lender of any of the following: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against any Borrower, any of its subsidiaries or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Borrower or any of its subsidiaries or ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a material adverse effect on any Borrower’s financial condition; together, with a description of any such event or condition or a copy of any such notice and a statement by the principal financial officer of the Borrowers briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by Borrowers with respect thereto. Promptly upon request, the Borrowers shall furnish to Lender such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to file with the Department of Labor or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA). Such notice shall be given in any event within five (5) business days after the occurrence of any event that Borrowers are required to report to Lender under this clause.

6.19 Place of Business; Location of Records. Each Borrower shall maintain its chief executive office, and the office where its records are kept, at its respective address stated in Schedules 5.1-1 through 5.1-3 attached hereto and made a part hereof. Any Borrower shall provide Lender with fourteen (14) days’ advance written notice of any change in the location of its chief executive office or the office at which its records are kept.

6.20 Payments to Borrowers. If any Borrower has assigned Payments under any Government Contract to the Lender, remit to the Lender promptly any Payments erroneously sent directly to such Borrower by the Government, and until so remitted, hold those Payments in trust for the Lender.

6.21 Depository Accounts. Maintain primary operating and depository accounts with Lender, including, without limitation, the Operating Account (and in the event that the Borrowers shall fail to do so, the Lender may, in its sole discretion, adjust interest rates or fees to maintain its rate of return).

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ARTICLE 7. BORROWERS’ NEGATIVE COVENANTS.

Until all obligations of Borrowers under this Agreement and the other Loan Documents are paid in full and performed, Borrowers covenants and agrees:

7.1 Indebtedness and Contingent Obligations. The Borrowers shall not contract for any additional Debt in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate; or agree to assume, guarantee, indorse or otherwise in any way be or become responsible or liable, directly or indirectly, for the obligation of any other Person. However, notwithstanding the foregoing sentence, Borrowers may incur trade debt and Capital Leases in the ordinary course of business.

7.2 Encumbrances. No Borrower shall create, incur, assume or suffer to exist any Encumbrance upon any of its properties or assets (including without limitation, the Collateral), whether now owned or hereafter acquired, except for property covered by Capital Leases as permitted in Section 7.1 above.

7.3 Fundamental Changes. No Borrower shall amend its Articles or Certificate of Incorporation or its Articles or Certificate of Organization by any amendment which would adversely affect such Borrower’s ability to perform or comply with any of the terms, conditions or agreements to be performed or complied with by such Borrower hereunder or to perform any of the transactions contemplated hereby; change its fiscal year, name, or Essex’s Chief Executive Officer or Chief Financial Officer; convert its organizational form into another entity form or establish any new entity to perform the business or similar business of such Borrower; reorganize, consolidate or merge with any other corporation, except as permitted by Section 6.2 of this Agreement; change its state of incorporation or organization. Furthermore, no Borrower shall materially engage in any business other than the business in which such Borrower is actively engaged as of the date of this Agreement, which business such Borrower has fully disclosed to Lender.

7.4 Acquisitions. No Borrower shall Purchase, lease or otherwise acquire the assets, business, goodwill or securities of any other Person, including, without limitation, shares of stock in corporations, partnership interests in general or limited partnerships or membership interests in limited liability companies, or acquire any other business, except for Permitted Acquisitions.

7.5 Transfer of Assets. No Borrower shall sell, lease, assign, pledge or otherwise dispose of any of its properties, stock or assets (including without limitation, the Collateral), whether now owned or hereafter acquired, except in the ordinary course of business and for fair market value.

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7.6 Investments. Except with respect to the management of the portfolio of investments previously disclosed to the Lender prior to closing, no Borrower shall purchase or hold any stock, or evidence of indebtedness of any other Person or entity except (i) investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks insured by the Federal Deposit Insurance Corporation, (ii) for so long as no Advances are outstanding under the Credit Facilities, investments in securities issued by entities having a rating of A-1 (or better) by Standard & Poor’s Corporation or P-1 (or better) by Moody’s Investors Service, Inc., and (iii) transactions incident to and in connection with Permitted Acquisitions.

7.7 Loans. The Borrowers shall not make loans or advances to any non-Borrower Person or Persons that exceed in the aggregate the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) outstanding at any time, except reasonable advances for business expenses of Borrowers’ employees that would be reimbursable under Borrowers existing expense reimbursement policy.

7.8 Guaranty. The Borrowers shall not guaranty or provide surety or pledge or hypothecate assets for the obligation of any other Person or Persons, which obligation(s) exceed, in the aggregate, the sum of Fifty Thousand and 00/100 Dollars ($50,000.00).

7.9 Repurchase of Securities. No Borrower shall purchase, redeem or otherwise acquire any of its own capital stock or limited liability company interests except for de minimus transactions involving employee-owned interests, or purchase, acquire, redeem, retire or make any payment on account of the principal of any indebtedness of any Borrower, except at the stated maturity of such indebtedness, and except payments of indebtedness incurred under this Agreement.

7.10 Use of Proceeds. No Borrower shall use, or allow the use of, the proceeds of the Revolving Loan for any purpose which would cause this Agreement to violate any Regulations of the Board of Governors of the Federal Reserve System; or for any purpose other than the purposes or purposes specified hereinabove.

7.11 Other Agreements. No Borrower shall enter into any agreement or undertaking containing any provision which would be violated or breached by such Borrower’s performance of its obligations under the Loan Documents.

7.12 Sale and Leaseback. No Borrower shall enter into any arrangement whereby such sells or transfers all or any substantial part of its fixed assets then owned by it and thereupon, or within one (1) year thereafter, rents or leases the assets so sold or transferred from the purchaser or transferor (or their respective successors in interest).

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7.13 Capital Expenditures. The Borrowers shall not make capital expenditures in excess of Ten Million Dollars ($10,000,000) in the aggregate in any fiscal year.

7.14 Dividends. No Borrower shall declare or pay dividends on account of any class of stock or membership interests in such Borrower, or make any distribution of assets to such stockholders or members, whether in cash, assets or obligations of such Borrower, except for any reimbursement to the members of any limited liability company Borrower for pass through income tax liability of such members.

7.15 Transactions with Affiliates. Except as specifically permitted by the terms of this Agreement, no Borrower shall enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than would be applicable in a comparable arm’s-length transaction with a Person not an Affiliate.

7.16 Inactive Subsidiaries. The Borrowers agree that they shall not transact any business in, through or employing the Original Borrowers’ inactive subsidiaries Windermere Services, LLC or Windermere Products, LLC.

ARTICLE 8. COLLECTION, DEPOSIT AND ASSIGNMENT OF PAYMENTS.

8.1 Operating Account. While this Agreement remains in effect and until such time as Lender has no further obligations hereunder, Borrowers shall cause all Payments to be deposited into the Operating Account, subject to the Lender’s option to require Payments to be deposited into a Cash Collateral Account, as provided in Section 8.2.

8.2 Cash Collateral Account. Lender may, at its option, require the establishment of a Cash Collateral Account, in which event Borrowers shall cause all Payments to be deposited into the Cash Collateral Account. In furtherance of this covenant, Borrowers shall instruct all Customers to make all Payments either by electronic funds transfer directly to the Cash Collateral Account or by check to a post office box or other collection facility under Lender’s control for deposit into the Cash Collateral Account. If any Payments are made directly to the Borrowers or otherwise

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come into the Borrowers’ possession, the Borrowers shall not commingle any such Payment with the Borrowers’ other funds or property, but shall hold the Payment separate and apart in trust for the Lender and shall promptly deliver the Payment to the Lender (appropriately endorsed, if the Payment is in the form of a check) for deposit into the Cash Collateral Account. Interest (if any) earned on sums on deposit in the Cash Collateral Account shall be added to the Cash Collateral Account. Each Borrower hereby appoints the Lender and any officer, employee or agent of the Lender as the Lender may from time to time designate as attorneys-in-fact for such Borrower to endorse and sign the name of such Borrower on all checks, drafts, money orders or other Items delivered to the Lender for deposit into the Cash Collateral Account. The Cash Collateral Account shall constitute part of the Collateral, and funds on deposit in the Cash Collateral Account shall be applied towards the amounts due and owing under the Revolving Note, this Agreement and/or the other Loan Documents as determined by Lender in its sole and absolute discretion, and provided no Event of Default has occurred and remains uncured, the remaining funds shall be deposited into Borrowers’ Operating Account. If an Event of Default has occurred and remains uncured, Payments received by Lender shall be applied as the Lender may determine in its sole discretion. Borrowers retain sole responsibility for assuring that Borrowers’ Operating Account contains sufficient funds to pay any Items that may be presented for payment from the Operating Account.

8.3 Overdrafts. At Lender’s sole option in each instance, Lender may do one of the following:

a. Lender may make Advances under the Revolving Note to prevent or to cover an overdraft on account of any Borrower with Lender. Each such Advance will accrue interest from the date of the Advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in the Revolving Note. Lender may make such Advances even if the Advances may cause the balance owing under the Revolving Note to exceed the Maximum Revolving Commitment Amount.

b. Lender may reduce the amount of credit otherwise available under the Revolving Note by the amount of any overdraft on any account of any Borrower with Lender.

This section shall not be deemed to authorize Borrowers to create overdrafts on any of Borrowers’ accounts with Lender.

ARTICLE 9. EVENTS OF DEFAULT AND REMEDIES.

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

a. Borrowers shall fail to pay, when due, any sum payable under the Revolving Note; or

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b. any representation or warranty made by or on behalf of Borrowers herein or in any of the other Loan Documents which, in the Lender’s judgment, shall prove to have been materially incorrect or misleading or breached in any respect on or as of any date as of which made; or

c. a decree or order for relief of any Borrower shall be entered by a court of competent jurisdiction in any involuntary case involving any Borrower under any bankruptcy, insolvency or similar law now or hereafter in effect, or a receiver, liquidator or other similar agent for any Borrower or for any substantial part of any Borrower’s assets or property shall be appointed, or the winding up or liquidation of any Borrower’s affairs shall be ordered, or any action by any creditor (other than the Lender) of any Borrower preparatory to or for the purpose of commencing any such involuntary case, appointment, winding up or liquidation shall be taken, and such proceeding shall not have been dismissed within sixty (60) days after the date it commenced; or

d. Any Borrower shall commence a voluntary case under any bankruptcy, insolvency or similar law now or hereafter in effect, or any Borrower shall consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator or other similar agent for any Borrower or for any substantial part of any Borrower’s assets or property, or Borrower shall make any general assignment for the benefit of creditors, or any Borrower shall take any action preparatory to or otherwise in furtherance of any of the foregoing, or any Borrower shall fail generally to pay its debts as such debts come due; or

e. there shall be an uncured default or event of default under any existing or future loan, indebtedness or obligation of any Borrower to Lender other than this Agreement;

f. there shall be a default or event of default under any indebtedness or obligation of any Borrower to any third party in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) that causes that third party to declare such indebtedness or other obligation due prior to its scheduled date of maturity; or

g. one or more judgments or decrees in an amount of more than Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be entered against any Borrower (not paid or fully covered by insurance) and all such judgments or decrees have not been

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vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, or any attachment or garnishment shall be issued against any Borrower or any Borrower’s property; or

h. any material change in the business, operations, property, assets or condition (financial or otherwise) of any Borrower shall occur which adversely affects the ability of the Borrowers to meet and carry out their obligations under this Agreement or any of the other Loan Documents or to perform the transactions contemplated herein or thereby, the materiality of such change to be reasonably determined by the Lender; or

i. any investigative proceeding, audit or other action shall be initiated by or on behalf of any Customer, which is based upon a claim or contest with respect to any Government Contract or Government Account that, if adversely determined to the Borrowers, would have a material adverse effect on any Borrower’s financial condition, as reasonably determined by the Lender; or

j. the issuance to any Borrower of any cure notice, show-cause notice, or notice of whole or partial termination, for default or alleged default, under any contract which is either a Government Contract or is a subcontract (at any tier) which is related to a contract between a third party and the Government, where the effect of such notice would have a material adverse impact upon such Borrower; or

k. with respect to any Borrower, the occurrence of any debarment or suspension from contracting or subcontracting with the Government; or

l. any material default by any Borrower occurs under the terms of any Government Contract or any material breach in such Borrower’s performance obligations occurs under any Government Contract; or

m. any Government Contract is terminated for default; or

n. any loss, theft, damage or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of the Lender, there is insufficient insurance coverage; or

o. except as permitted by the terms of this Agreement, the majority voting control in any Borrower is directly or indirectly sold, assigned, transferred, encumbered or otherwise conveyed without the prior written consent of the Lender; or

p. any of the following events or conditions shall occur: (1) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien

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shall arise on the assets of any Borrower or any of its subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (2) a Termination Event shall occur with respect to a Single Employer Plan, which, in the Lender’s opinion, is likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which in the Lender’s opinion, is likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) any Borrower or any of its subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Borrower or any of its subsidiaries or any ERISA Affiliate to any liability under Section 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Borrower or any of its subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability; or

q. Any Borrower or any other Person standing as a guarantor for the Credit Facilities or providing security for the Credit Facilities shall fail to observe or perform any other term, covenant or agreement contained in this Agreement or in any other Loan Document or in any other agreement (including, without limitation, any Swap Agreement) with the Lender or any of Lender’s Affiliates to be observed or performed on its part and such default shall continue unremedied for a period of ten (10) Business Days after written notice of the existence of such default is given by Lender. The cure period described in this paragraph is inapplicable to the Events of Default listed in a., c. and d. above.

If one of the foregoing events or circumstances occurs to which a cure period applies, Lender shall not be required to make any Advances, new Credit Facilities or other financial accommodations unless and until the default is timely cured under this Agreement. Notwithstanding anything in this Agreement to the contrary, any right to cure a default is applicable only to defaults for which a cure period has been provided, and only to the occurrence of no more than two (2) defaults during any one calendar year period. Borrowers shall have no right to cure more than two (2) defaults in any one calendar year period, nor shall Borrowers have the right at any time to cure any default for which no cure period has been provided.

r. any uncured event of default occurs under any guaranty, or any notice is given by any guarantor purporting to terminate such guarantor’s liability with respect to all or any part of the Revolving Loan or any other obligations under such guarantor’s guaranty; or

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s. the death, disability or termination of legal existence of any Guarantor, or an uncured default occurs under any guaranty.

9.2 Rights and Remedies of the Lender. Upon the occurrence of any uncured Event of Default, the Lender may, at its option, exercise any one or more of the following rights and remedies:

a. Declare this Agreement and the Lender’s obligation to make or extend any Advances or issue any Letters of Credit under the Revolving Loan to be terminated, and declare the entire unpaid principal amounts of the Revolving Loan, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement and the other Loan Documents to be accelerated, and to be immediately due and payable (except that upon the occurrence of an Event of Default arising out of voluntary or involuntary bankruptcy proceedings in which any Borrower is the debtor, such acceleration shall occur automatically and immediately without any declaration or other action on the part of the Lender) whereupon the Revolving Loan, all such accrued interest, and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any of the other Loan Documents to the contrary notwithstanding;

b. Take possession or control of, store, lease, operate, manage, sell or otherwise dispose of all or any part of the Collateral in accordance with the remedies provided to secured parties under the Uniform Commercial Code, this Agreement, the Loan Documents or other applicable law. In taking possession of the Collateral, the Lender may enter any Borrower’s premises and otherwise proceed without legal process, and the Borrowers shall on the Lender’s demand, promptly assemble and make the Collateral available to the Lender at a place designated by the Lender. The Lender shall be entitled to immediate possession of all books and records evidencing or pertaining to any of the Collateral. In the event of any sale or other disposition of the Collateral, Lender may disclaim any warranty relating to title, possession, quiet enjoyment or any other warranty of the like, including without limitation, any warranty of merchantability or fitness for a particular purpose. The rights and remedies provided for herein are subject to any limitations imposed by applicable law;

c. Except with respect to classified Government Accounts, notify any or all Customers to make any Payments due to Borrowers from such Customers directly to the Lender, and render performance to or for the benefit of Lender of any obligations of such Customer(s) to Borrowers. To facilitate direct collection, each Borrower hereby appoints the Lender and any officer or employee of the Lender, as the Lender may from time to time designate, as attorney-in-fact for such Borrower to (i) receive, open and

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dispose of all mail addressed to such Borrower and take therefrom any Payments on or proceeds of Accounts; (ii) take over such Borrower’s post office boxes or make such other arrangements, in which such Borrower shall cooperate, to receive such Borrower’s mail, including notifying the post office authorities to change the address for delivery of mail addressed to such Borrower to such address as the Lender shall designate; (iii) endorse the name of such Borrower in favor of the Lender upon any and all checks, drafts, money orders, notes, acceptances or other evidences of payment or Collateral that may come into the Lender’s possession; (iv) sign and endorse the name of such Borrower on any invoice or bill of lading relating to any of the Accounts, on verifications of Accounts sent to any Customer, to drafts against any Customer, to assignments of Accounts, and to notices to any Customer; and (v) do all acts and things necessary to carry out this Agreement and the transactions contemplated hereby, including signing the name of such Borrower on any instruments required by law in connection with the transactions contemplated hereby and on financing statements as permitted under the Uniform Commercial Code of any appropriate state. Each Borrower hereby ratifies and approves all acts of such attorneys-in-fact, and neither the Lender nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law of any such attorney-in-fact except for gross negligence or willful acts of the Lender. This power, being coupled with an interest and given to secure an obligation, is irrevocable so long as the Revolving Loan remains unsatisfied, or any Loan Document remains effective, as solely determined by the Lender. Lender shall have no obligation or duty to pursue any Person other than Borrowers for the amounts owing under or in connection with the Revolving Loan, this Agreement or the other Loan Documents, including without limitation any Guarantors or Persons pledging property to secure the Credit Facilities. To the extent such rights may now or hereafter exist, each Borrower waives the right to require Lender to pursue any Persons other than Borrowers to pay the amounts owing under the Revolving Note, Loan Agreement or other Loan Documents;

d. In the Lender’s own name, or in the name of Borrowers, demand, collect, receive, sue for and give receipts and releases for, any and all amounts due on Accounts, but the Lender shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Accounts or any instrument received in payment thereof or for any damage resulting therefrom except for gross negligence or willful acts of the Lender;

e. Endorse as the agent of Borrowers any chattel paper, documents or instruments forming all or any part of the Collateral;

f. Make formal application for the transfer of all of Borrowers’ permits, licenses, approvals, agreements and the like relating to the Collateral or to Borrowers’ business to the Lender or to any assignee of the Lender or to any purchaser of any of the Collateral;

ESSEX – Amended and Restated Credit Agreement	55

g. Obtain appointment of a receiver for all or any of the Collateral, Borrowers hereby consenting to the appointment of such a receiver and agreeing not to oppose any such appointment. Any receiver so appointed shall have such powers as may be conferred by the appointing authority including any or all of the powers, rights and remedies which the Lender is authorized to exercise by the Loan Documents, and shall have the right to incur such obligations and to issue such certificates therefor as the appointing authority shall authorize;

h. Take any other action which the Lender deems necessary or desirable to protect and realize upon its security interest in the Collateral;

i. File any legal action or lawsuit and obtain a judgment for any and all amounts owing under the Revolving Note, this Agreement or the other Loan Documents, and in conjunction with any such action, Lender may pursue any ancillary remedies provided by law, including without limitation, attachment, garnishment, execution and levy;

j. Borrowers acknowledge that any failure to comply with their obligation regarding the Collateral, including (without limiting the generality of the foregoing) granting of Assignments and collection of the Accounts, shall cause irreparable harm to the Lender for which the Lender has no adequate remedy at law, and agrees that the Lender shall be entitled to specific performance, an injunction or other equitable relief to enforce the Borrowers’ obligations under this Agreement;

k. Require the Borrowers at any time and from time to time during the continuance of such Event of Default upon demand of the Lender deliver to the Lender cash or U.S. Treasury Bills with maturities of not more than thirty (30) days in an amount equal to the amount of issued or pending Letters of Credit as of such time. The Lender may also deposit to the Default Collateral Account any cash, monies or funds received by the Lender from the collection of the Obligations or the sale or other disposition of the Collateral which the Lender, in its discretion, designates as being held against issued or pending Letters of Credit as of such time. Such cash, monies, funds or U.S. Treasury Bills shall be held by the Lender in an account (the “Default Collateral Account”) and invested or reinvested (as the case may be) in U.S. Treasury Bills with maturities of no more than thirty (30) days from the date of investment. The Lender shall have the sole power of access and withdrawal from the Default Collateral Account. As collateral and security for the payment of the Obligations, the Borrowers hereby assigns and pledges to the Lender, and grants to the Lender a security interest in and to, all cash, monies, funds, U.S. Treasury Bills and other securities and instruments

ESSEX – Amended and Restated Credit Agreement	56

at any time and from time to time held by the Lender in the Default Collateral Account and any interest, income, earnings and proceeds thereof, all of which shall be a part of the Collateral hereunder. If any Event of Default shall occur and be continuing, the Lender is irrevocably authorized to make such withdrawals from the Default Collateral Account at any time and from time to time and apply the same to any of the Obligations (including, without limitation, Letter of Credit Obligations) in such order and manner as the Lender in its sole discretion may determine. After all Obligations have been indefeasibly paid in full and there are no Letters of Credit outstanding or any commitment on the part of the Lender to open and issue Letters of Credit, any cash, monies, funds, U.S. Treasury Bills or other securities and instruments held by the Lender in the Default Collateral Account will be turned over to the Borrowers or to such other person who may be entitled to the same under applicable laws.

l. In addition to the foregoing, and not in substitution therefor, exercise any one or more of the rights and remedies exercisable by the Lender under other provisions of this Agreement, under any of the other Loan Documents, or provided by applicable law (including, without limiting the generality of the foregoing, the Uniform Commercial Code), including without limitation, generally enforcing any or all of Borrowers’ rights and remedies against any Customers, provided that Lender shall be under no obligation to do so.

9.3 Application of Proceeds. Any proceeds from the collection or sale or other disposition of the Collateral shall be applied in the following order of priority:

First, to the payment of all expenses of collecting, storing, leasing, operating, managing, selling or disposing of the Collateral, and to the payment of all sums which the Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon such Collateral or any part thereof, and of all other payments which the Lender may be required or authorized to make under any provision of this Agreement or of any other Loan Document (including in each such case legal costs and attorneys’ fees and expenses);

Second, to the payment of all obligations on the Revolving Loan under this Agreement, and under the other Loan Documents, and to the payment of any other obligations due to the Lender, in such order as the Lender may determine in its sole discretion; and

Third, to the payment of any surplus then remaining to Borrowers, unless otherwise provided by law or directed by a court of competent jurisdiction; provided that Borrowers shall be liable for any deficiency if the proceeds of the Collateral are insufficient to satisfy all obligations due to the Lender.

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9.4 Collection/Enforcement Costs. Borrowers shall pay all costs and expenses incurred by Lender in connection with the enforcement of its rights under this Agreement and the other Loan Documents, including without limitation, legal costs and attorneys’ fees (whether or not suit is instituted), paralegal and expert witness fees and costs, and arbitration fees and costs, and in connection with the collection of any sums from Borrowers.

ARTICLE 10. MISCELLANEOUS PROVISIONS.

10.1 Additional Actions and Documents. Borrowers shall take or cause to be taken such further actions, shall execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and shall obtain such consents as may be necessary or as the Lender may reasonably request in order fully to effectuate the purposes, terms and conditions of this Agreement and the other Loan Documents, whether before, at or after the closing of transactions contemplated hereby and thereby or the occurrence of an Event of Default hereunder, including without limitation, executing such documents and taking such further actions as requested by Lender to evidence or perfect the security interest(s) granted in accordance with this Agreement, to maintain a first priority security interest in the Collateral for the benefit of Lender, or to effectuate the rights of Lender hereunder.

10.2 Expenses. Borrowers shall, whether or not the transactions contemplated hereby are consummated, (i) reimburse the Lender and save the Lender harmless against liability for the payment of all out-of-pocket expenses arising in connection with: (a) the preparation, execution, delivery or filing of this Agreement or any of the Loan Documents (including the Lender’s attorneys’ fees, which the parties agree shall be capped at $12,000 for the initial documentation of the transactions set forth in this Agreement); or (b) the administration or enforcement of this Agreement or any of the Loan Documents; or (c) the preservation or exercise of any rights (including the right to collect and dispose of the Collateral) under this Agreement or any of the other Loan Documents; and (ii) pay and hold the Lender and each subsequent holder of the Note harmless from and against, any and all present and future stamp taxes or similar document taxes or recording taxes and any and all charges with respect to or resulting from any delay in paying, or failure to pay, such taxes. Without limiting the generality of the foregoing, the expenses covered by this paragraph include the Lender’s legal fees, the costs of audits or examinations conducted by the Lender’s employees and any arbitration fees or court costs.

10.3 Notices. Except as may otherwise be provided herein, all notices, demands, requests or other communications provided for herein or in the other Loan Documents shall be in writing and shall be deemed to be effective one (1) day after dispatch if sent by Federal Express or any other commercially recognized overnight

ESSEX – Amended and Restated Credit Agreement	58

delivery service, or two (2) days after dispatch if sent by registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

If to Borrowers:

Essex Corporation

6708 Alexander Bell Drive

Columbia, Maryland 21046

Attention: Lisa G. Jacobson

With copy to:

Astrachan, Gunst & Thomas

A Professional Corporation

217 E. Redwood Street, 21st Floor

Baltimore, Maryland 21202

Attention: Donna M.D. Thomas, Esquire

Telephone No.: 410-783-3522

Telecopy No.: 410-783-3530

If to Lender:

Bank of America, N.A.

8300 Greensboro Drive

Mezzanine Level

McLean, Virginia 22102

Attention: Jessica L. Tencza, Vice President

With copy to:

Ober, Kaler Grimes & Shriver,

A Professional Corporation

1401 H Street, N.W.

Washington, D.C. 20005

Attention: Nikolaus F. Schandlbauer, Esquire

Telephone No.: 202-326-5016

Telecopy No.: 202-408-0640

Notice to the Borrowers at the address specified above in this section shall constitute notice to all such Persons, and each Person signing below as the Borrowers hereby irrevocably appoints Essex as that Person’s agent to receive notices from the Lender under this Agreement or the other Loan Documents.

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Each party may designate by notice in writing a new address to which any notice, demand, request or communication thereafter may be so given, served or sent. Each notice, demand, request or communication which is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered: (i) to the United States Postal Service, in the case of a notice given by certified mail; (ii) to Federal Express or any other commercially recognized overnight delivery service, in accordance with the terms and procedures for such delivery.

Any notices required under the Uniform Commercial Code with respect to the sale or other disposition of the Collateral shall be deemed reasonable if mailed by the Lender to the Persons entitled thereto at their last known address at least ten (10) days prior to disposition of the Collateral.

10.4 Severability. If fulfillment of any provision of the Loan Documents or performance of any transaction related thereto, at the time such fulfillment or performance shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in any Loan Document operates or would operate prospectively to invalidate any Loan Document, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein or therein contained, and the remainder of the Loan Documents shall remain operative and in full force and effect.

10.5 Survival. It is the express intention and agreement of the parties hereto that all covenants, agreements, statements, representations, warranties and indemnities made by Borrower in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of all Advances and extensions of credit thereunder.

10.6 Waivers. No waiver by the Lender of, or consent by the Lender to, a variation from the requirements of any provision of the Loan Documents shall be effective unless made in a written instrument duly executed on behalf of the Lender by its duly authorized officer, and any such waiver shall be limited solely to those rights or conditions expressly waived.

10.7 Rights Cumulative. The rights and remedies of the Lender described in any of the Loan Documents are cumulative and not exclusive of any other rights or remedies which the Lender or the then holder of the Revolving Note otherwise would have at law or in equity or otherwise. No notice to or demand on Borrower in any case shall entitle Borrower to any other notice or demand in similar or other circumstances.

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10.8 Entire Agreement; Modification; Benefit. This Agreement, the Schedules hereto, and the other Loan Documents constitute the entire agreement of the parties hereto with respect to the matters contemplated herein, supersede all prior oral and written agreements with respect to the matters contemplated herein, and may not be modified, deleted or amended except by written instrument executed by the parties. All terms of this Agreement and of the other Loan Documents shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns; however, Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender. In the event of any conflict between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall control.

10.9 Setoff. In addition to any rights or remedies of the Lender provided by law, upon the occurrence of any Event of Default hereunder, or any event or circumstance which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder, the Lender is irrevocably authorized, at any time or times without prior notice to Borrower, to set off, appropriate and apply any and all deposits, credits, indebtedness or claims at any time held or owing by the Lender to or for the credit or the account of Borrower, in such amounts as the Lender may elect, against and on account of the obligations and liabilities of Borrower to the Lender hereunder or under any of the other Loan Documents, whether or not the Lender has made any demand for payment, and although such obligations and liabilities may be contingent or unmatured.

10.10 Construction. This Agreement and the other Loan Documents, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof) except to the extent that the UCC provides for either (a) the application of the laws of the state in which Borrower maintains its chief executive office, (b) the application of the laws of the state in which the collateral is located, (c) the application of the laws of the state in which the Debtor is located or (d) otherwise mandates the application of the laws of another state or jurisdiction.. Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

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10.11 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require.

10.12 Headings. Article, section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

10.13 Payments. If any payment or performance of any of the obligations under this Agreement or any of the other Loan Documents becomes due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and interest thereon (if applicable) shall be payable at the then applicable rate during such extension.

10.14 Execution. To facilitate execution, this Agreement and any of the other Loan Documents may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement or any other Loan Document to produce or account for any particular number of counterparts; but rather any number of counterparts shall be sufficient so long as those counterparts contain the respective signatures of, or on behalf of, all of the parties hereto.

10.15 Service of Process. The Borrower consents to process being served in any suit, action or proceeding by mailing a copy thereof by registered or certified mail postage prepaid, return receipt requested, to the Borrower’s address specified in or designated in this Agreement. The Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Borrower. Nothing in this Section shall affect the right of the Lender to serve process in any manner permitted by law, or limit any right that the Lender may have to bring proceedings against the Borrower in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

10.16 Sale of Loan Documents; Disclosure of Information. Borrower hereby consents to and agrees that Lender may disclose to any Person in conjunction with an assignment or sale of Lender’s rights or interests in the Loan Documents, any and all

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information connected with or related to the Revolving Loan or other Loan Documents. The information which may be disclosed by Lender includes but is not limited to all Loan Documents, credit files and correspondence files and all other writings and oral communications which Lender wishes to disclose, in its sole and absolute discretion. Borrower also hereby consents to and agrees that Lender may sell or assign any rights of Lender in any or all of the Loan Documents pursuant to such terms and conditions as may be acceptable to Lender in its sole and absolute discretion, to any interested Person, and nothing in this Agreement or the other Loan Documents shall prevent, delay or otherwise impede or effect the right of Lender to immediately sell or assign any rights of Lender in the Loan Documents on such terms as it deems acceptable.

10.17 WAIVER OF JURY TRIAL. BY AGREEING TO BINDING ARBITRATION, BORROWERS AND LENDER IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF A CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING THIS AGREEMENT.

10.18 ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any party to this agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

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(d) The arbitration shall be administered by AAA and conducted in Washington, D.C. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award reasonable legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

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(h) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

10.19. No Novation. This Agreement is an agreement entirely amending and restating the provisions of the Original Loan Agreement. All of the provisions of the Original Loan Agreement are incorporated herein by reference and shall continue in full force an effect, as entirely amended and restated hereby. The Borrowers hereby ratify and confirm all of their obligations under the Original Loan Agreement, as entirely amended and restated hereby. The Borrowers agrees that it is their intention that nothing in this Agreement shall be construed to extinguish, release or discharge, or constitute, create or effect a novation of or an agreement to extinguish any of the obligations, under the Original Loan Agreement. In the event of any conflict between the provisions of this Agreement and the Original Loan Agreement, the provisions of this Loan Agreement shall take precedence and govern.

10.20. Termination of Security Interest. Upon (i) payment in full of the outstanding Obligations and (ii) the termination of the Credit Facilities (whether by the Lender pursuant to the provisions of this Agreement or upon the request of the Borrowers) the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Borrowers. Upon any such termination, the Lender will execute and deliver to the Borrowers such documents as the Borrowers shall reasonably request to evidence such termination.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

ESSEX CORPORATION, a Virginia corporation

By:	/s/ Leonard E. Moodispaw
Leonard E. Moodispaw
President and Chief Executive Officer

COMPUTER SCIENCE INNOVATIONS, INC., a Florida corporation

By:	/s/ Leonard E. Moodispaw
Leonard E. Moodispaw
President and Chief Executive Officer

THE WINDERMERE GROUP, LLC, a Maryland limited liability company

By:	/s/ Leonard E. Moodispaw
Leonard E. Moodispaw
President

WINDERMERE INFORMATION TECHNOLOGY SYSTEMS, LLC, a Maryland limited liability company

By:	/s/ Leonard E. Moodispaw
Leonard E. Moodispaw President

ESSEX – Amended and Restated Credit Agreement	66

WINDERMERE HDS, LLC, a Maryland limited liability company

By:	/s/ Leonard E. Moodispaw
Leonard E. Moodispaw
President

BANK OF AMERICA, N.A.

By:	/s/ Jessica L. Tencza
Jessica L. Tencza
Vice President

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